UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

Stem, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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100 California St., 14th Floor, San Francisco, California 94111
NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2023
To our Stockholders:
Stem, Inc. (the “Company”) will hold its 2023 Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, June 7, 2023, beginning at 10:00 a.m. Pacific Time. The Annual Meeting will be a virtual meeting conducted exclusively online via live audio webcast. Please visit www.virtualshareholdermeeting.com/STEM2023 for more details, including instructions on how to register to attend the virtual Annual Meeting. The Annual Meeting will be held for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):
(1)to elect the three director nominees named in the Proxy Statement to serve until the 2026 Annual Meeting of Stockholders or until their successors are duly elected and qualified (“Proposal 1”);
(2)to approve the amendment and restatement of our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to provide for the declassification of our Board of Directors over a five-year period and make corresponding updates to director removal provisions (“Proposal 2” or the “Declassification Amendment”);
(3)to approve the amendment and restatement of our Certificate of Incorporation to eliminate supermajority voting requirements to amend our Certificate of Incorporation and Bylaws (“Proposal 3” or the “Majority Voting Amendment”);
(4)to approve the amendment and restatement of our Certificate of Incorporation to provide exculpation from liability for certain officers of the Company in accordance with recent amendments to Delaware law (“Proposal 4” or the “Officer Exculpation Amendment”);
(5)to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023 (“Proposal 5”);
(6)to approve, on an advisory basis, the compensation of our named executive officers (“Proposal 6”); and
(7)to transact any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our Board of Directors (the “Board”) has fixed April 10, 2023 as the record date. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.
Instructions for accessing the virtual Annual Meeting are provided in the Proxy Statement. We believe holding the Annual Meeting online via a live audio webcast expands stockholder access, improves communications, and lowers our costs while reducing the environmental impact of the meeting. Additionally, in light of the continued public health impact of the COVID-19 pandemic, and to support the health and well-being of our stockholders, employees and communities, we believe holding this year’s Annual Meeting virtually is appropriate. Stockholders will be able to listen to the Annual Meeting live online, submit questions and vote their shares virtually.
i

By Order of the Board of Directors,

Saul R. Laureles
Chief Legal Officer and Corporate Secretary

San Francisco, California
April 21, 2023
Whether or not you expect to participate in the virtual Annual Meeting, please vote as promptly as possible in order to ensure your representation at the Annual Meeting. You may vote online or, if you requested printed copies of the proxy materials, by telephone or by using the proxy card or voting instruction form provided with the printed proxy materials.

PROXY OVERVIEW
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Wednesday, June 7, 2023

“Thank you for being a Stem stockholder. No matter how large or small your holdings, your vote is important to us. We encourage you to vote in accordance with the Board’s recommendations.” —John Carrington, CEO and Director

Voting Roadmap

Voting Items	Board’s Voting Recommendation	More Information Beginning on Page

1.Election of three Class II director nominees to serve 3-year terms •Adam E. Daley •Anil Tammineedi •Lisa L. Troe	FOR (each nominee)	6

2.Approval of amendments to our certificate of incorporation to declassify the Board over a five-year period and make corresponding updates to director removal provisions	FOR	10

3.Approval of amendments to our certificate of incorporation to eliminate supermajority voting requirements to amend our certificate of incorporation and bylaws	FOR	12

4.Approval of amendments to our certificate of incorporation to provide for officer exculpation	FOR	14

5.Ratification of Deloitte & Touche as independent auditor for 2023	FOR	16

6.Advisory approval of the compensation of our named executive officers	FOR	19

LEGAL MATTERS
Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting of Stockholders to Be Held on June 7, 2023. The Proxy Statement and Annual Report for the year ended December 31, 2022 are available at www.proxyvote.com.
Forward-Looking Statements. This Proxy Statement may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which are subject to substantial risks and uncertainties and are based on estimates and assumptions. All statements other than statements of historical fact included in the Proxy Statement are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that could cause our actual results to differ materially from the forward-looking statements expressed or implied in the Proxy Statement. Such risks, uncertainties, and other factors include those risks described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K filed with the SEC and other subsequent documents we file with the SEC. The Company expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events, or otherwise, except as required by law.
Website References. Website references throughout this document are inactive textual references and provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of the Proxy Statement.
Use of Trademarks. Stem, Athena and PowerTrack are trademarks of Stem, Inc. Other names and brands may be claimed as the property of others.
Company References. Unless the context otherwise requires, references in the Proxy Statement to “Stem,” “we,” “us,” “our,” or the “Company” refer to Stem, Inc. and its consolidated subsidiaries. The Company was originally known as

Star Peak Energy Transition Corp. (“STPK”), a special purpose acquisition company that completed its initial public offering on August 20, 2020. On April 28, 2021, we consummated our initial business combination (the “Merger”) pursuant to an Agreement and Plan of Merger dated December 3, 2020, by and among STPK, STPK Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of STPK, and Stem, Inc., a Delaware corporation (“Legacy Stem”). In February 2022 we completed the acquisition (the “AlsoEnergy Acquisition”) of Also Energy Holdings, Inc. (“AlsoEnergy”).
v

100 California St., 14th Floor, San Francisco, California 94111
PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING
What Is the Purpose of These Proxy Materials?
We are making these proxy materials available to you in connection with the solicitation of proxies by our Board for use at our 2023 Annual Meeting of Stockholders (the “Annual Meeting”), to be held virtually on June 7, 2023 at 10:00 a.m. Pacific Time, or at any other time following adjournment or postponement thereof. You are invited to participate in the Annual Meeting and to vote on the proposals described in this Proxy Statement. The proxy materials are first being made available to our stockholders on or about April 21, 2023.
Why Did I Receive a Notice of Internet Availability?
Pursuant to U.S. Securities and Exchange Commission (“SEC”) rules, we are furnishing the proxy materials to our stockholders primarily via the Internet instead of mailing printed copies. This process allows us to expedite our stockholders’ receipt of proxy materials, lower the costs of printing and mailing the proxy materials, and reduce the environmental impact of our Annual Meeting. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”), you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access the proxy materials for the Annual Meeting via the Internet, how to request a printed set of proxy materials, and how to vote your shares.
Why Are We Holding a Virtual Annual Meeting?
We have adopted a virtual meeting format for the Annual Meeting to provide a consistent experience to all stockholders regardless of geographic location. We believe this expands stockholder access, improves communications, and lowers our costs, while reducing the environmental impact of the meeting. A virtual meeting format is particularly important to protect our stockholders and employees in light of the evolving public health and safety considerations posed by the ongoing coronavirus (COVID-19) pandemic. In structuring our virtual Annual Meeting, our goal is to enhance rather than constrain stockholder participation in the meeting, and we have designed the meeting to provide stockholders with the same rights and opportunities to participate as they would have at an in-person meeting.
Who Can Vote?
Only stockholders of record at the close of business on April 10, 2023 (the “Record Date”) are entitled to notice of the Annual Meeting and to vote on the proposals described in this Proxy Statement. At the close of business on the Record Date, 155,518,799 shares of our common stock were issued and outstanding.
What Is the Difference between Holding Shares of Common Stock as a Registered Stockholder and as a Beneficial Owner?
Registered Stockholder: Shares Registered in Your Name
If your shares of common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered to be, with respect to those shares of common stock, the registered stockholder, and these proxy materials are being sent directly to you by us.

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary, or Custodian
If your shares of common stock are held by a broker, fiduciary, or custodian, you are considered the beneficial owner of shares of common stock held in “street name,” and these proxy materials are being forwarded to you from that broker, fiduciary, or custodian.
How Can I Participate in the Virtual Annual Meeting?
Only stockholders of record and beneficial owners of shares of our common stock as of the close of business on April 10, 2023, the Record Date, may attend and participate in the virtual Annual Meeting, including to vote and ask questions. You will not be able to attend the Annual Meeting physically in person.

To attend and participate in the Annual Meeting, including to vote and ask questions, stockholders of record should go to the meeting website at www.virtualshareholdermeeting.com/STEM2023, enter the 16-digit control number found on your proxy card or Notice, and follow the instructions on the website. If your shares are held in street name and your voting instruction form or Notice indicates that you may vote those shares through www.proxyvote.com, then you may access, participate in and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting.
We will endeavor to answer as many stockholder-submitted questions as time permits that comply with the Annual Meeting rules of conduct. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.
The meeting webcast will begin promptly at 10:00 a.m. Pacific Time. Online check-in will begin approximately 15 minutes before then. We encourage you to allow ample time for check-in procedures. If you experience technical difficulties during the check-in process or during the meeting, please call the number listed on the meeting website for technical support. Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our meeting rules of conduct, which stockholders can view during the meeting at the meeting website.
What Am I Voting on?
The proposals to be voted on at the Annual Meeting are as follows:
(1)to elect the three director nominees named in the Proxy Statement to serve until the 2026 Annual Meeting of Stockholders or until their successors are duly elected and qualified (“Proposal 1”);
(2)to approve the amendment and restatement of our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to provide for the declassification of our Board of Directors over a five-year period and make corresponding updates to director removal provisions (“Proposal 2” or the “Declassification Amendment”);
(3)to approve the amendment and restatement of our Certificate of Incorporation to eliminate supermajority voting requirements to amend our Certificate of Incorporation and Bylaws (“Proposal 3” or the “Majority Voting Amendment”);
(4)to approve the amendment and restatement of our Certificate of Incorporation to provide exculpation from liability for certain officers of the Company in accordance with recent amendments to Delaware law (“Proposal 4” or the “Officer Exculpation Amendment”);
(5)to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023 (“Proposal 5”);
(6)to approve, on an advisory basis, the compensation of our named executive officers (“Proposal 6”); and

(7)to transact any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.
How Does the Board Recommend That I Vote?
The Board recommends that you vote your shares “FOR” each director nominee in Proposal 1 and “FOR” Proposals 2, 3, 4, 5 and 6.
What If Another Matter Is Properly Brought before the Annual Meeting?
As of the date of filing this Proxy Statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named as proxies in the proxy card to vote on such matters in accordance with their best judgment.
How Many Votes Do I Have?
Each share of common stock is entitled to one vote on each proposal to be voted on at the Annual Meeting.
What Does It Mean If I Receive More Than One Set of Proxy Materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or held in different accounts. Please cast your vote with respect to each set of proxy materials that you receive to ensure that all of your shares are voted.
How Do I Vote?
Registered Stockholder: Shares Registered in Your Name
If you are the registered stockholder, you may vote your shares online during the virtual Annual Meeting (see “How Can I Participate in the Virtual Annual Meeting?” above) or by proxy in advance of the Annual Meeting by Internet at www.proxyvote.com or, if you requested paper copies of the proxy materials, by completing and mailing a proxy card or by telephone at 800-690-6903. Even if you plan to attend the Annual Meeting, we recommend that you also submit your vote as early as possible in advance so that your vote will be counted if you later decide not to, or are unable to, virtually attend the Annual Meeting.
Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary, or Custodian
If you are the beneficial owner, you may vote your shares online during the virtual Annual Meeting (see “How Can I Participate in the Virtual Annual Meeting?” above) or you may direct your broker, fiduciary, or custodian how to vote in advance of the Annual Meeting by following the instructions they provide.
What Happens If I Do Not Vote?
Registered Stockholder: Shares Registered in Your Name
If you are the registered stockholder and do not vote in one of the ways described above, your shares will not be voted at the Annual Meeting and will not be counted toward the quorum requirement.
Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary, or Custodian
If you are the beneficial owner and do not direct your broker, fiduciary, or custodian how to vote your shares, your broker, fiduciary, or custodian will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, fiduciary, or custodian is not entitled to vote your shares with respect to “non-routine” proposals, which we refer to as a “broker non-vote.” Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker, fiduciary, or custodian how to vote your shares on all proposals to ensure that your vote is counted.

What If I Sign and Return a Proxy Card or Otherwise Vote but Do Not Indicate Specific Choices?
Registered Stockholder: Shares Registered in Your Name
The shares represented by each signed and returned proxy will be voted at the Annual Meeting by the persons named as proxies in the proxy card in accordance with the instructions indicated on the proxy card. However, if you are the registered stockholder and sign and return your proxy card without giving specific instructions, the persons named as proxies in the proxy card will vote your shares in accordance with the recommendations of the Board. Your shares will be counted toward the quorum requirement.
Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary, or Custodian
If you are the beneficial owner and sign and return your voting instruction form without giving specific instructions, your broker, fiduciary, or custodian will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, fiduciary, or custodian is not entitled to vote your shares with respect to “non-routine” proposals, resulting in a broker non-vote with respect to such proposals.
Can I Change My Vote after I Submit My Proxy?
Registered Stockholder: Shares Registered in Your Name
If you are the registered stockholder, you may revoke your proxy at any time before the final vote at the Annual Meeting in any one of the following ways:
(1)You may complete and submit a new proxy card, but it must bear a later date than the original proxy card;
(2)You may submit new proxy instructions via telephone or the Internet;
(3)You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at the address set forth on the first page of this Proxy Statement; or
(4)You may vote by attending the Annual Meeting virtually. However, your virtual attendance at the Annual Meeting will not, by itself, revoke your proxy.
Your last submitted vote is the one that will be counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary, or Custodian
If you are the beneficial owner, you must follow the instructions you receive from your broker, fiduciary, or custodian with respect to changing your vote.
What Is the Quorum Requirement?
The holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting must be present at the Annual Meeting, either virtually or represented by proxy, to constitute a quorum. A quorum is required to transact business at the Annual Meeting.
Your shares will be counted toward the quorum only if you submit a valid proxy (or a valid proxy is submitted on your behalf by your broker, fiduciary or custodian) or if you attend the Annual Meeting virtually and vote. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or the holders of a majority of shares of common stock virtually present at the Annual Meeting, either personally or by proxy, may adjourn the Annual Meeting to another time or date.
How Many Votes Are Required to Approve Each Proposal and How Are Votes Counted?
Votes will be counted by a representative of Broadridge Financial Solutions who has been appointed as the independent Inspector of Elections for the Annual Meeting.

Proposal 1: Election of Directors
A nominee will be elected as a director at the Annual Meeting if the nominee receives a plurality of the votes cast “FOR” his or her election. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Broker non-votes, if any, and votes that are withheld will not be counted as votes cast on the matter and will have no effect on the outcome of the election. Stockholders do not have cumulative voting rights for the election of directors.
Proposal 2: Approval of the Amendment and Restatement of the Certificate of Incorporation to Declassify our Board over a Five-Year Period
The affirmative vote of at least 66 ⅔% of the shares of common stock outstanding and entitled to vote thereon is required for the approval of this amendment to the Certificate of Incorporation. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the matter.
Proposal 3: Approval of the Amendment and Restatement of the Certificate of Incorporation to Replace the Supermajority Voting Requirements with Majority Voting Requirements
The affirmative vote of at least 66 ⅔% of the shares of common stock outstanding and entitled to vote thereon is required for the approval of this amendment to the Certificate of Incorporation. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the matter.
Proposal 4: Approval of the Amendment and Restatement of the Certificate of Incorporation to provide for Exculpation of Officers
The affirmative vote of at least 66 ⅔% of the shares of common stock outstanding and entitled to vote thereon is required for the approval of this amendment to the Certificate of Incorporation. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the matter.
Proposal 5: Ratification of Independent Auditor Selection
The affirmative vote of a majority of shares of common stock present or represented at the Annual Meeting and entitled to vote thereon is required for the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023. Abstentions will have the same effect as a vote “AGAINST” the matter. Broker non-votes, if any, will have no effect on the outcome of this proposal.
Proposal 6: Advisory Approval of Executive Compensation
The affirmative vote of a majority of shares of common stock present or represented at the Annual Meeting and entitled to vote thereon is required for the advisory approval of executive compensation. Abstentions will have the same effect as a vote “AGAINST” the matter. Broker non-votes, if any, will have no effect on the outcome of this proposal.
Who Is Paying for This Proxy Solicitation?
We will pay the costs associated with the solicitation of proxies, including the preparation, assembly, printing, and mailing of the proxy materials. We may also reimburse brokers, fiduciaries, or custodians for the cost of forwarding proxy materials to beneficial owners of shares of common stock held in “street name.”
Our employees, officers, and directors may solicit proxies in person or via telephone or the Internet. We will not pay additional compensation for any of these services.
How Can I Find out the Voting Results?
We expect to announce preliminary voting results at the Annual Meeting. We will disclose final voting results in a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS
Our Board is currently divided into three classes, with members of each class holding office for staggered three-year terms. There are currently three Class II directors who are up for election at the Annual Meeting to serve for a term expiring at the 2026 Annual Meeting of Stockholders; three Class III directors, whose terms expire at the 2024 Annual Meeting of Stockholders; and two Class I directors, whose terms expire at the 2025 Annual Meeting of Stockholders, in all cases until their successors have been duly elected and qualified or until the earlier of their resignation or removal.
Our Board has nominated Adam E. Daley, Anil Tammineedi, and Lisa L. Troe for election as Class II directors. They have indicated that they are willing and able to serve as directors. However, if any of them becomes unable or, for good cause, unwilling to serve, proxies may be voted for the election of such other person as will be designated by our Board, or the Board may decrease the size of the Board.
As discussed in greater detail in Proposal 2, the Board recently approved, subject to stockholder approval, an amendment and restatement of our Certificate of Incorporation to provide for the declassification of our Board over a five-year period. If Proposal 2 is approved by the requisite vote of stockholders at the Annual Meeting, the Board will be completely declassified, and all directors will be subject to annual election to one-year terms, beginning with the 2028 Annual Meeting of Stockholders.
Information Regarding Director Nominees and Continuing Directors
Biographical and other information regarding our director nominees and directors continuing in office, including the primary skills and experiences considered by our Nominating, Governance and Sustainability Committee (the “Nominating Committee”) in determining to recommend them as nominees, is set forth below.

Name	Class	Age (as of April 10)	Position
David Buzby (2)	III	63	Independent Chairman of the Board
John Carrington	III	56	Chief Executive Officer and Director
Adam E. Daley (1)	II	46	Independent Director
Michael C. Morgan (2)	III	54	Independent Director
Anil Tammineedi (1),(3)	II	46	Independent Director
Lisa L. Troe (1)	II	61	Independent Director
Laura D’Andrea Tyson (3)	I	75	Independent Director
Jane Woodward (2),(3)	I	63	Independent Director
_______________
(1)Member of the Audit Committee.
(2)Member of the Compensation Committee.
(3)Member of the Nominating Committee.
Class II Director Nominees
Adam E. Daley. Mr. Daley has served as a member of our Board since the closing of the Merger in April 2021, and was a member of the STPK board of directors from 2020 until the Merger. He is a Partner at Magnetar Capital LLC, Co-Head of Magnetar’s Energy & Infrastructure Group and a member of Magnetar Capital’s Management Committee and Investment Committee. Since joining Magnetar Capital at its inception in 2005, Mr. Daley has been focused primarily on the sourcing, execution and management of various investments in the energy, energy infrastructure and renewables sectors. Prior to joining Magnetar Capital, Mr. Daley was an investment banker at Citigroup’s Global Corporate and Investment Bank from 1999 to 2005. Mr. Daley has served as a member of the board of directors of Lightstar Renewables LL since 2023, PosiGen, Inc. since December 2021, Double Eagle Energy III, LLC since January 2018, Vesper Energy Development LLC since November 2020 and DoublePoint Energy, LLC since June 2018. Mr. Daley previously served as a director of Star Peak Corp. II (NYSE: STPC) from January 2021 to September 2021. Mr. Daley earned his B.S. in Finance with High Honors from the University of Illinois.

Mr. Daley is qualified to serve as a director due to his broad transactional experience in the energy, energy infrastructure and renewables sectors, his strong strategic focus and his financial expertise, all of which enable him to make valuable contributions to Stem’s financial and strategic planning and industry competitiveness.
Anil Tammineedi. Mr. Tammineedi has served as a member of our Board since the closing of the Merger in April 2021, and was a member of the Legacy Stem Board of Directors from 2019 until the Merger. He is a Partner at the Angeleno Group, LLC, a leading global investment firm focused on high-growth clean energy and climate solutions companies, where he has been leading investments across a number of sectors, including sustainable mobility, energy storage, resource efficiency and smart infrastructure since 2008. Prior to joining the Angeleno Group, Mr. Tammineedi served in various product development and management roles related to semiconductors targeting communications, mobile and power management applications at Broadcom Inc., a semiconductor company, from 1999 to 2006. Mr. Tammineedi has served as a member of the board of directors of Locana since 2016, and served as a director of Patriot Environmental Services, Inc. from 2016 until its acquisition in 2022. He also serves as a board observer at mPrest, Inc. Mr. Tammineedi has a M.S. from Iowa State University and an M.B.A. from the UCLA Anderson School of Management, where he serves as a Senior Faculty Advisor to the Business Creation Program and lectures on Impact Investing and Entrepreneurship. Mr. Tammineedi is also a Kauffman Fellow.
Mr. Tammineedi is qualified to serve as a director due to his extensive experience in the technology sector and with high-growth and clean energy companies, and as a director on the boards of other companies.
Lisa L. Troe. Ms. Troe has served as a member of our Board since the closing of the Merger in April 2021. She was a Senior Managing Director of Athena Advisors LLC, from January 2014 to June 2021, a firm she co-founded to provide services in securities litigation, public company accounting, financial reporting and disclosure, compliance systems, enterprise risk management and other business needs and strategies. From 2005 to 2013, Ms. Troe was a Senior Managing Director at FTI Consulting, Inc. (NYSE: FCN), a global business advisory firm. From 1995 to 2005, Ms. Troe served on the Staff of the Division of Enforcement of the U.S. Securities and Exchange Commission’s Pacific regional office, including seven years as a Branch Chief and six years as the Regional Chief Enforcement Accountant. Prior to joining the SEC, Ms. Troe was an auditor at a Big Four public accounting firm and held corporate accounting and financial positions in the oil and gas industry.
Ms. Troe serves as a director and a member or chair of the audit committee of (i) Magnite, Inc. (Nasdaq: MGNI), an independent platform that facilitates the purchase and sale of digital advertising, since February 2014; (ii) HireRight Holdings Corp (NYSE: HRT), which provides employers with global background screening and other workforce solutions, since March 2021; and (iii) Expro Group Holdings N.V. (NYSE: XPRO), an international oilfield services company that facilitates safer development of new energy and extends the longevity of resources production, since October 2021. She served as a director on private company boards in multiple industries and as an independent member of a public company board special committee. Ms. Troe is a member of the National Association of Corporate Directors and holds a CERT certification in cybersecurity from the Software Engineering Institute of Carnegie Mellon University. Ms. Troe earned her B.S. in Business Administration with Honors from the University of Colorado and is a Certified Public Accountant.
Ms. Troe is qualified to serve as a director due to her expertise in public company accounting, financial reporting and disclosure; public company governance and oversight; and enterprise risk management, as well as for the depth of her government and business experience, and her extensive public company board and audit committee experience. Ms. Troe also has diverse experience in a wide range of industries, allowing her to bring additional valuable perspectives to our Board.
Required Vote
A nominee will be elected as a director at the Annual Meeting if the nominee receives a plurality of the votes cast “FOR” his or her election. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Broker non-votes, if any, will not be counted as votes cast on the matter and will have no effect on the outcome of the election.
Recommendation of the Board
The Board of Directors recommends a vote “FOR” the election of each of the Class II director nominees set forth above.

Class I Directors Continuing in Office
Laura D’Andrea Tyson. Dr. Tyson has been a member of our Board since the closing of the Merger in April 2021. She is a Distinguished Professor of the Graduate School and Professor Emeritus at the Haas School of Business at the University of California, Berkeley, and has served in this capacity since 2016. She has also been Chair of the Board of Trustees and Steering Committee Member of the Blum Center for Developing Economies since 2007, and is the Faculty Director of the Berkeley Haas Blockchain Initiative and the co-Faculty Director of the Sustainable and Impact Finance Initiative at the Haas School of Business since 2019. Dr. Tyson has also held a series of other positions at the University of California, Berkeley, including Professor of Business Administration and Economics at the Haas School of Business from 2007 to 2016, the Founder, Faculty Director and Interim Director of the Institute of Business and Social Impact from 2013 to 2020, Interim Dean of UC Berkeley’s Haas School of Business from July 1, 2018 to December 31, 2018 and Dean of the Haas School from 1998 through 2001. She was also Dean of London Business School, University of London from 2001 through 2006.
Dr. Tyson has been a director of Lexmark International Inc. since 2017 and Apex Swiss Holdings, SARL since 2017. Dr. Tyson previously served on the board of directors of CBRE Group, Inc. (NYSE: CBRE) from 2010 to April 2022, AT&T Inc. (NYSE: T) from 1999 to 2020, Morgan Stanley (NYSE: MS) from 1997 to 2016 and Silver Springs Networks, Inc. (NYSE: SSNI) from 2009 to 2018. Dr. Tyson has been a board member of the Haas School of Business since 2020, the Blum Center of Developing Economics since 2016, SeriousFun Children’s Network since 2020, the Opportunity Institute since 2018, and the Sustainability Accounting Standards Board Foundation between 2017 and 2022.
Dr. Tyson has numerous advisory roles, such as Senior Advisor to the Rock Creek Group since 2009 and to the APAX Global Partners Fund since 2021. She is an Economic Advisor to the McKinsey Global Institute and a Global Economy Fellow for the MasterCard Center for Inclusive Growth since 2019, having acted as special advisor since 2016. Dr. Tyson was a member of the Commission d’experts sur les grands défis économiques for French President Emmanuel Macron since 2020. She has served as an advisory board member for APAX Global Impact since 2021 and Angeleno Group since 2018. She has served on the executive board of the Major League Baseball Professional Development League since 2022. She is the co-chair of the California Governor’s Council of Economic Advisors. Other government roles include membership on the US President’s Council of Advisors on Science and Technology (Working Group Member on Semiconductors) from 2016 to 2017, Secretary of State Foreign Affairs Policy Board and Council on Jobs and Competitiveness for the President of the U.S. from 2011 to 2013, Economic Recovery Advisory Board to the President of the U.S. from 2009 to 2011. She is a regular opinion columnist for Project Syndicate, an international media group that publishes pieces on its website and on numerous print publications around the world. Dr. Tyson was a member of President Clinton’s cabinet from 1993 to 1996 and was the first woman to serve in the positions of Chair of the President’s Council of Economic Advisors, from 1993 to 1995, and Director of the White House National Economic Council, from 1995 to 1996. Dr. Tyson received her B.A. from Smith College and holds a Ph.D. in Economics from the Massachusetts Institute of Technology.
Dr. Tyson is qualified to serve as a director due to her extensive public company board and governance experience, deep experience in the technology and energy industries, expertise in economics and public policy, her experience as an advisor in various business and political arenas, and her accomplishment at the highest levels of government service.
Jane Woodward. Ms. Woodward has served as a member of our Board since the closing of the Merger in April 2021. She is a Founding Partner of MAP Energy, LLC, a firm that focuses on energy investing and manages one of the largest private mineral portfolios in the U.S. She is a Managing Partner of WovenEarth Ventures, a boutique fund of funds focused on early-stage venture and niche project development. Ms. Woodward is also a member of the boards of directors of Fervo Energy, a geothermal project developer where she has served since 2021, Project Canary, an ESG data provider where she has served since 2021, and Ambient Fuels, a green hydrogen project developer where she has served since 2022. Ms. Woodward has also served as an adjunct professor of civil and environmental engineering at Stanford University since 1991 and has more than 30 years of experience developing and teaching energy classes. Ms. Woodward also serves on the Precourt Institute for Energy Advisory Council at Stanford University. Prior to founding MAP and teaching at Stanford, Ms. Woodward worked as an exploration geologist with ARCO Exploration Company and later as a petroleum engineering consultant to Stanford University’s endowment. Ms. Woodward earned her B.A. in Geological Sciences from the University of California, Santa Barbara and her M.S. in Applied Earth Science and her M.B.A. from Stanford University.
Ms. Woodward is qualified to serve as a director due to her extensive private sector experience in numerous areas within the energy and renewables industries, as well as three decades of energy-related teaching experience.

Class III Directors Continuing in Office
John Carrington. Mr. Carrington has served as our Chief Executive Officer and a member of our Board since the closing of the Merger in April 2021, and was our Chief Executive Officer and a member of the board of directors of Legacy Stem from December 2013 until the Merger. Mr. Carrington leads the energy storage and analytics movement at the Company. He has more than 25 years of leadership experience at technology, energy and industrial companies. In 2013, Mr. Carrington joined Stem from MiaSolé, the world’s largest CIGS-based thin film solar company. From 2011 to 2013, he served as Chief Executive Officer and Director at MiaSolé. Prior to MiaSolé, from 2008 to 2009, he was the Executive Vice President of Marketing and Business Development at First Solar. From 1991 to 2008, Mr. Carrington worked at General Electric Company, most recently as General Manager and Chief Marketing Officer of GE Plastics. Mr. Carrington earned his B.S. in Economics from the University of Colorado.
Mr. Carrington is qualified to serve as a director due to his extensive executive experience in the energy and technology sectors. Additionally, as CEO of Stem, he possesses a deep knowledge of our business operations, financial strategy and operational strategy, as well as the industry, all of which enhance his contributions to our Board. The Board believes that Mr. Carrington’s service as the Company’s Chief Executive Officer is an important link between management and the Board, enabling the Board to perform its oversight function with the benefit of his perspectives on the Company’s business and operations.
David Buzby. Mr. Buzby has served as member of our Board since the closing of the Merger in April 2021, and served on the Legacy Stem board of directors from April 2010 until the Merger. In April 2021 he was appointed Chairman of our Board. Mr. Buzby has been on the board of directors of Spring Valley Acquisition Corp. II (Nasdaq: SVIIU) since its initial public offering in October 2022 and Climate Transition Capital Acquisition (AEX: CTCA1) since 2021. He served on the board of directors of Leading Edge Equipment Technologies from 2017 until 2023. Mr. Buzby served as a member of the Investment Committee at the PRIME Coalition from 2016 to 2022, and as Founder and Chief Executive Officer of Bright Plain Renewable Energy from 2011 to 2016. He previously served as a member of the board of directors of Cambrian Innovation Inc. from 2016 to 2020. He was a founding investor and former director of SunRun Inc. (Nasdaq: RUN) from 2008 to 2012, SunEdison, Inc. from 2004 to 2009, Valueclick, Inc. from 1998 to 2014, Prevalent Power, Inc. from 2003 to 2005, Resource Holdings from 1991 to 1998 and Best Internet from 1995 to 1999. Mr. Buzby also served as the Chief Executive Officer of SunEdison and Resource Holdings and Chief Financial Officer of Best Internet. Mr. Buzby earned his B.A. from Middlebury College and his M.B.A. from Harvard Business School.
Mr. Buzby is qualified to serve as a director due to his extensive experience in the climate transition sector and as a director on the boards of other public companies.
Michael C. Morgan. Mr. Morgan has served as a member of our Board since the closing of the Merger in April 2021, and he served as the Chairman of the board of directors of STPK from August 2020 until the Merger. In 2008, Mr. Morgan co-founded Triangle Peak Partners, LP, a multi-strategy asset management firm focused on venture capital and growth equity, and he currently serves as its Chairman. Since 2004, Mr. Morgan has also served as President and Chief Executive Officer of Portcullis Partners, LP, a private investment partnership and limited partner of Triangle Peak Partners. Mr. Morgan has served as the lead independent director of Kinder Morgan, Inc. (NYSE: KMI), one of the largest energy infrastructure companies in North America, since 2011, and has served on the board of KMI and its predecessors since 2003. Mr. Morgan joined Kinder Morgan in 1997 and headed Kinder Morgan’s corporate development efforts until 2001. He then served as President of KMI until 2004. Mr. Morgan has been a director of Sunnova Energy International, Inc. (NYSE: NOVA) since its initial public offering in June 2019, and served on the board of its predecessor (Sunnova Energy Corporation) from October 2015 until NOVA’s initial public offering. Mr. Morgan was Chairman, and a member of the audit and compensation committees, of the board of directors of Star Peak Corp. II (NYSE: STPC) from January 2021 until its merger with Benson Hill in September 2021. Mr. Morgan is a frequent volunteer at Stanford University, and currently serves as co-chair of the Precourt Energy Institute Advisory Council and on several other advisory committees. Mr. Morgan earned his B.A. in Economics and M.A. in Sociology from Stanford University and his M.B.A. from Harvard Business School.
Mr. Morgan is qualified to serve as a director due to his extensive experience in the energy infrastructure and clean energy sectors, corporate finance, capital markets and M&A, and corporate development and strategy, as well as his extensive experience as a director on other public company boards.

PROPOSAL 2: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS OVER A FIVE-YEAR PERIOD AND MAKE CORRESPONDING UPDATES TO DIRECTOR REMOVAL PROVISIONS
We are submitting to our stockholders a vote to adopt an amendment and restatement (the “Amended Certificate”) of our current Certificate of Incorporation to begin to phase out our classified Board structure over a five-year period and to make corresponding updates to director removal provisions (the “Declassification Amendment”). This means that our classified Board would begin to phase out at our 2026 annual meeting of stockholders, with annual voting to elect each director to serve a one-year term beginning with our 2028 annual meeting of stockholders.
Our Certificate currently provides for our Board to be divided into three classes of directors serving staggered three-year terms, with the classes being as equal in number as possible. Consequently, at each annual meeting of our stockholders, the term of only one class expires, with only that class of directors being subject to stockholder re-election. The current structure of our Board is sometimes referred to as a “classified” or “staggered” board of directors.
The Board has approved and declared advisable the Declassification Amendment, subject to its approval by our stockholders at the Annual Meeting. By phasing out our classified board structure over time and requiring all of our directors to submit to election every year, we believe that we will further our goal of promoting corporate governance policies that maximize the accountability of our Board to our stockholders.
Summary of Declassification Amendment
The following is a summary of the proposed Declassification Amendment, and is qualified in its entirety by reference to the full text of the Amended Certificate as set forth in Annex B (with additions shown as underlined and deletions shown as struck through).
The Declassification Amendment that is proposed to be included in the Amended Certificate provides for the gradual elimination of our declassified board structure, such that for our annual meetings of shareholders in 2026 and 2027, the classes of directors whose terms expire at those meetings will be nominated for re-election for one-year terms, and our Board will be fully declassified, with all directors standing for annual election, beginning with the Company’s 2028 annual meeting of stockholders.
The following table illustrates how our classified Board of Directors will be phased out if our stockholders approve the Declassification Amendment, assuming no change in the number of our directors.

Annual Meetings	Number of Directors to be Elected (Class)	Term of Directors Elected (Year of Expiration)
2024	Three (Class III)	Three-year term (expires 2027)
2025	Two (Class I)	Three-year term (expires 2028)
2026	Three (Class II)	One-year term (expires 2027)
2027	Six (Class II and Class III)	One-year term (expires 2028)
2028	Eight (All Directors)	One-year term (expires 2029)

Consistent with Delaware law, the Declassification Amendment would also amend the Certificate of Incorporation to provide that directors elected annually may be removed by stockholders either for or without cause. Directors elected for and serving out the remainder of a three-year term would continue to be removable only for cause.

The Declassification Proposal further provides that those directors who may be removed for or without cause may be removed by the affirmative vote of the holders of a majority of our outstanding common stock (a “Majority Vote”) rather than the holders of at least 66 ⅔% of the shares of our common stock outstanding and entitled to vote. This means that, assuming that our stockholders approve this Proposal and the Amended Certificate becomes effective, from and after our 2026 annual meeting of stockholders, the Class II directors may be removed from office by a Majority Vote, from and after the 2027 meeting of stockholders, the Class II and Class III directors may be removed from office by a Majority Vote, and from and after the 2028 annual meeting of stockholders, any director may be removed by a Majority Vote.

The Declassification Amendment also amends Section 5.2 to reflect that once our Board is fully declassified, directors elected to fill vacancies on the Board will serve for a term expiring at the next annual meeting of stockholders, and that while the declassification of our Board is being phased in, any director elected to fill a vacancy on the Board will serve for the same term as the remainder of the class to which the director is elected.

The Amended Certificate, as reflected in Annex B, also includes certain technical and other administrative changes that do not substantively affect stockholder rights, including removing “Second” from the term “Second Amended and Restated Certificate” and other immaterial changes.

If our stockholders do not approve the Declassification Amendment, our Board will remain classified with each class of directors serving three-year terms and being subject to re-election only once every three years.
Reasons for the Proposed Amendment
Our Board recognizes that a classified board structure offers several advantages, such as promoting board continuity and stability, encouraging directors to take longer-term perspectives providing increased protection in the context of certain company takeover tactics, as a classified board makes it more difficult to change a majority of all directors in a single year. However, although our Board appreciates that these are important considerations, our Board also considered the potential advantages of declassification, including the ability for our stockholders to evaluate directors annually, which reinforces our directors’ accountability to shareholders. The Board has determined it would be in the best interests of the Company and its stockholders to phase out the classified board structure, rather than declassify the Board immediately, so as to continue to promote continuity and stability in the near term during the initial years following the Merger and reduce the risk of disruption from special interest groups, which might have an agenda contrary to the long-term interests of all stockholders, while also being responsive to the concerns of stockholders that believe annual elections increase the accountability of directors to stockholders. Our Board believes that a robust governance program is vital to creating long-term stockholder value and that the phased declassification of the Board, if the proposed Declassification Amendment is approved, would further demonstrate the Company’s commitment to strong corporate governance.
Conforming Changes to our Bylaws

If our stockholders approve the Declassification Amendment at the Annual Meeting, we will make conforming changes to our Bylaws, as well as changes to adopt a majority voting standard for director elections (for more information, see “Corporate Governance – Elimination of Protection Measures”).
Required Vote
The affirmative vote of at least 66 ⅔% of the shares of common stock outstanding and entitled to vote thereon is required for the approval of the Declassification Amendment. Broker non-votes, if any, will have the same effect as a vote “AGAINST” this proposal.

If approved by stockholders, we plan to amend and restate the Certificate of Incorporation to incorporate the amendments described in this Proposal 2 and file such Amended and Restated Certificate of Incorporation with the Delaware Secretary of State. Such Amended and Restated Certificate of Incorporation is expected to become effective at the time of that filing. If our stockholders approve Proposals 3 and 4, we expect that the Amended and Restated Certificate of Incorporation we file will also include the amendments contemplated by such proposals.
Recommendation of the Board
The Board of Directors recommends a vote “FOR” the approval of the Declassification Amendment in the form attached to this Proxy Statement as Annex B.

PROPOSAL 3: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION TO REMOVE SUPERMAJORITY VOTING REQUIREMENTS TO AMEND OUR CERTIFICATE OF INCORPORATION AND BYLAWS
We are submitting to our stockholders a vote to adopt certain provisions in the Amended Certificate to replace the supermajority stockholder voting requirements in our current Certificate of Incorporation with a majority voting standard following the Company’s 2026 annual meeting of stockholders (the “Majority Voting Amendment”).
Currently, our Bylaws and Certificate of Incorporation provide that certain stockholder actions require the affirmative vote of the holders of at least 66 ⅔% of the shares of our common stock outstanding and entitled to vote (a “Supermajority Vote”). After considering the advantages and disadvantages of the Supermajority Voting Requirements at this time, the Board has approved and declared advisable the replacement of the Supermajority Vote provisions with a requirement that such actions be approved by the affirmative vote of the holders of a majority of our outstanding common stock (a “Majority Vote”), subject to its approval by our stockholders at the Annual Meeting.
Summary of the Majority Voting Amendment

The following is a summary of the proposed Majority Voting Amendment, and is qualified in its entirety by reference to the full text of the Amended Certificate as set forth in Annex C (with additions shown as underlined and deletions shown as struck through).

Our current Certificate of Incorporation provides that any amendment or repeal of the provisions below must be approved by a Supermajority Vote:
•The classification of the Board;
•The removal of a director;
•The ability of stockholders to take action;
•The liability of directors and officers of the Company and their duties with respect to certain opportunities; and
•The forum for certain disputes.
In addition, our current Certificate of Incorporation provides that a Supermajority Vote is required for our stockholders to amend our Bylaws.
The Majority Voting Amendment would provide that, the Supermajority Vote standard would be removed, following our 2026 annual meeting of stockholders, for the amendments to our Certificate of Incorporation listed above, and stockholder amendments to our Bylaws.

Reasons for the Proposed Amendment

Our Board carefully considered the advantages of the Supermajority Vote provisions, analyzed current corporate governance trends, and evaluated the appropriateness of the Supermajority Vote provisions in light of our overall corporate governance structure and ongoing stockholder engagement efforts. Consistent with its strong commitment to the careful consideration of stockholder views, our Board has determined that it is in the best interests of the Company and its stockholders to amend the Certificate of Incorporation to remove the Supermajority Vote provisions and replace them with Majority Vote requirements, and that such amendment taking effect beginning in 2026 rather than immediately (as described above) strikes the right balance in terms of continuing to promote continuity and stability in the near term.
Conforming Changes to our Bylaws
If our stockholders approve the Majority Voting Amendment at the Annual Meeting, we will make conforming changes to our Bylaws.

Required Vote
The affirmative vote of at least 66 ⅔% of the shares of common stock outstanding and entitled to vote thereon is required for the approval of the Majority Voting Amendment. Broker non-votes, if any, will have the same effect as a vote “AGAINST” this proposal.

If approved by stockholders, we plan to amend and restate the Certificate of Incorporation to incorporate the amendment described in this Proposal 3 and file such Amended and Restated Certificate of Incorporation with the Delaware Secretary of State. Such Amended and Restated Certificate of Incorporation is expected to become effective at the time of that filing. If stockholders also approve Proposals 2 and 4, we expect that the Amended and Restated Certificate of Incorporation we file will also include the amendments contemplated by such proposals.
Recommendation of the Board
The Board of Directors recommends a vote “FOR” the approval of the Majority Voting Amendment in the form attached to this Proxy Statement as Annex C.

PROPOSAL 4: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION TO LIMIT THE LIABILITY OF CERTAIN OFFICERS OF THE COMPANY, IN ACCORDANCE WITH RECENT AMENDMENTS TO DELAWARE LAW
We are submitting to our stockholders a vote to adopt certain provisions in the Amended Certificate that will provide exculpation from liability for certain officers of the Company as permitted pursuant to recent amendments to Delaware law, similar to, but more limited than, protections currently available to directors of the Company (the “Officer Exculpation Amendment”).
Background
The Company is incorporated in the State of Delaware and therefore subject to the Delaware General Corporation Law (“DGCL”). The DGCL permits Delaware corporations to limit or eliminate the directors’ personal liability for monetary damages resulting from a breach of fiduciary duty, subject to certain limitations as described below. These provisions are referred to as “exculpatory provisions” or “exculpatory protections.” Exculpatory provisions for directors are already included in the current Certificate of Incorporation.
Recently, the Delaware legislature amended the DGCL to permit Delaware corporations to provide similar exculpatory protections for officers. As adopted, amended Section 102(b)(7) of the DGCL protects officers from personal monetary liability under limited circumstances as explained below. These protections do not apply automatically and must be included in the Company’s Certificate of Incorporation to be effective.

The Officer Exculpation Amendment would extend the exculpation protections to certain officers of the Company, to the fullest extent permitted by Delaware Law. For the reasons set forth below, the Board has approved and declared advisable the Officer Exculpation Amendment, subject to its approval by our stockholders at the Annual Meeting. This summary is qualified in its entirety by reference to the full text of the Amended Certificate as set forth in Annex D (with additions shown as underlined).
Conditions and Limitations to Exculpation under DGCL Section 102(b)(7)
As amended, Section 102(b)(7) of the DGCL provides important conditions and limitations on a corporation’s exculpation of its officers for monetary damages from breaches of fiduciary duty.
•Exculpation is not available for breaches of the fiduciary duty of loyalty to the corporation or its stockholders.
•Exculpation is not available for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law.
•Exculpation is not available for any transactions from which the officer derived an improper personal benefit.
•The protections of Section 102(b)(7) are limited to monetary damages only. Claims against officers for equitable relief are available.
•In contrast to exculpation for directors, exculpation for officers is not available in connection with any derivative claims on behalf of the corporation by a stockholder.
In accordance with Delaware law, under the Officer Exculpation Amendment, the only officers who would be eligible for exculpation would be (i) anyone serving as our President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Legal Officer, Chief Accounting Officer, Controller and Treasurer, (ii) any other named executive officers, and (iii) any other officer who has consented to service of process in Delaware by written agreement.
Reasons for the Proposal
The Board believes that eliminating personal monetary liability for officers under certain circumstances is reasonable and appropriate. Claims against corporations for breaches of fiduciary duties are expected to continue to increase. Delaware corporations that fail to adopt officer exculpation provisions may experience a disproportionate amount of nuisance litigation and disproportionately increased costs in the form of increased director and officer liability insurance premiums, as well as diversion of management attention from the business of the corporation.
Furthermore, the Board anticipates that similar exculpation provisions are likely to be adopted by our peer companies and others with whom the Company competes for executive talent. As a result, officer exculpation provisions may become advantageous for Delaware corporations to attract and retain experienced and qualified corporate officers.
The Officer Exculpation Amendment would provide for the elimination of personal monetary liability for certain officers to the fullest extent permitted by the DGCL. These protections would not limit the liability of officers in those cases described above under the heading “Conditions and Limitations to Exculpation under DGCL 102(b)(7).”
Taking into account the narrow class and type of claims for which officers would be exculpated, and the benefits the Board believes would accrue to the Company and its stockholders—enhancing its ability to attract and retain talented officers and potentially reducing future litigation costs associated with frivolous lawsuits—the Board determined that the Officer Exculpation Amendment is in the best interests of the Company and its stockholders.
Required Vote
The affirmative vote of at least 66 ⅔% of the shares of common stock outstanding and entitled to vote thereon is required for the approval of the Officer Exculpation Amendment. Broker non-votes, if any, will have the same effect as a vote “AGAINST” this proposal.
If approved by stockholders, we plan to amend and restate the Certificate of Incorporation to incorporate the amendment described in this Proposal 4 and file such Amended and Restated Certificate of Incorporation with the Delaware Secretary of State. Such Amended and Restated Certificate of Incorporation is expected to become effective at the time of that filing. If our stockholders approve Proposals 2 and 3, we expect that the Amended and Restated Certificate of Incorporation we file will also include the amendments contemplated by such proposals.
Recommendation of the Board
The Board of Directors recommends a vote “FOR” the approval of the Officer Exculpation Amendment in the form attached to this Proxy Statement as Annex D.

PROPOSAL 5: RATIFICATION OF INDEPENDENT AUDITOR SELECTION
Our Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the year ending December 31, 2023. In this Proposal 5 we are asking stockholders to vote to ratify this selection. Representatives of Deloitte are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from stockholders.
Stockholder ratification of the selection of Deloitte as the Company’s independent registered public accounting firm is not required by law or our bylaws. However, we are seeking stockholder ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, our Audit Committee will reconsider its selection. Even if the selection is ratified, the Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
Deloitte has served as our independent registered public accounting firm since August 2021, and provided services to Legacy Stem from 2018 until the Merger. The following table summarizes the audit fees billed and expected to be billed by Deloitte for the indicated fiscal years and the fees billed by Deloitte for all other services rendered during the indicated fiscal years. All services associated with such fees were pre-approved by our Audit Committee in accordance with the “Pre-Approval Policies and Procedures” described below.

	Year Ended December 31,
Fee Category	2022	2021
Audit Fees (2)	$3,322,729	$1,639,470
Audit-Related Fees (3)	541,151	347,394
Tax Fees (4)	—	—
All Other Fees (5)	1,895	1,895
Total Fees	$3,865,775	$1,988,759
_______________
(1)Higher fees in 2022 as compared to 2021 were largely the result of the review of our implementation of controls required by Section 404(b) of the Sarbanes-Oxley Act of 2002 and the AlsoEnergy Acquisition.
(2)Consists of fees for the audit of our annual financial statements, as well as reviews of quarterly financial statements included in Quarterly Reports on Form 10-Q.
(3)Consists of fees for assurance and related services reasonably related to the performance of the audit or review of our financial statements and services provided in connection with SEC filings, including consents and comfort letters.
(4)Consists of fees for professional services for tax compliance, tax advice, and tax planning.
(5)Consists of fees for all other services.
Change of Auditors in 2021
On August 9, 2021, the Audit Committee of our Board approved the dismissal of WithumSmith+Brown, PC (“Withum”) as the Company’s independent registered public accounting firm, and the Company accordingly notified Withum of such action effective as of August 11, 2021. Withum had served as STPK’s independent registered public accounting firm prior to the Merger.
Withum’s report on the Company’s financial statements as of December 31, 2020 and December 31, 2019, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2020 and December 31, 2019, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, other than with respect to the Company’s ability to continue as a going concern due to the Company’s obligation to either complete a business combination by August 20, 2022, or cease all operations except for the purpose of liquidating.
During the period from October 29, 2018 (inception) through December 31, 2019, the year ended December 31, 2020, and the subsequent period through August 11, 2021, there were no: (i) disagreements with Withum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Withum’s satisfaction, would have caused Withum to make reference to the subject matter of the disagreement in connection with its report or (ii) “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K and related instructions.
Effective August 11, 2021, the Audit Committee engaged Deloitte as the Company’s new independent registered public accounting firm. During the years ended December 31, 2020 and December 31, 2019, and through the effective date of the Company’s engagement of Deloitte, the Company did not consult with Deloitte regarding either:
•the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by Deloitte that Deloitte concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue, or
•any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.
The Company provided Withum with a copy of the disclosures made by the Company in connection with the change in auditor and requested that Withum furnish the Company with a letter addressed to the SEC stating whether it agreed with the statements made by the Company in response to Item 304(a) of Regulation S-K under the Exchange Act. Withum provided the Company with such letter, which is filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on August 12, 2021.
Pre-Approval Policy and Procedures
Our Audit Committee has adopted procedures requiring the pre-approval of all audit and permissible non-audit services performed by our independent registered public accounting firm. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence.
These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is reviewed, and if necessary modified, at least annually. The Committee may pre-approve certain other audit-related or other non-audit services it believes would not impair the independence of the auditor and are consistent with SEC and Public Company Accounting Oversight Board (“PCAOB”) rules on auditor independence. The Committee does not delegate its responsibility to approve services performed by our auditor to any member of management. The Committee has delegated authority to the Committee chair to pre-approve any audit or non-audit service to be provided to us by our auditor provided that the fees for such services do not exceed $150,000, (1) per each engagement or project, (2) per each additional category of services, or (3) to the extent required under such procedures, for any individual service exceeding the pre-approved budgeted fee levels for the specified service, in each case with such limit applying to each individual engagement/project, service or category of services being approved by the Committee chair and not on an aggregated or quarterly/annual basis. Any approval of services by the Committee chair pursuant to this delegated authority must be reported to the Committee at its next regularly scheduled meeting.
Required Vote
The affirmative vote of a majority of shares of common stock present or represented at the Annual Meeting and entitled to vote thereon is required for the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023. Broker non-votes, if any, will have no effect on the outcome of this proposal.
Recommendation of the Board
The Board of Directors recommends that you vote “FOR” the ratification of the selection of Deloitte & Touche as our independent registered public accounting firm for fiscal year 2023.

REPORT OF THE AUDIT COMMITTEE
During 2022, only non-management directors comprised the Audit Committee. The Board determined that each member of the Audit Committee is independent under the New York Stock Exchange (“NYSE”) listing standards. The Audit Committee operates under a written charter adopted by the Board. As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s accounting and financial reporting processes, audits of the financial statements, internal control and audit functions, and compliance with legal and regulatory requirements and ethical standards adopted by the Company.
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2022 with the Company’s management and with Deloitte, the Company’s independent registered public accounting firm. The Audit Committee has discussed with Deloitte the matters required to be discussed by the applicable standards of the PCAOB and the SEC. The Audit Committee has also received the written disclosures and the letter from Deloitte pursuant to applicable PCAOB requirements regarding its communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte its independence.
Based on the foregoing, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Company’s 2022 Annual Report on Form 10-K for the year ended December 31, 2022.
Submitted by the Stem Audit Committee
Lisa L. Troe (Chair)
Adam E. Daley
Anil Tammineedi

PROPOSAL 6: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Our Board is asking you to approve, on a non-binding advisory basis, the compensation of our NEOs, as disclosed in this Proxy Statement. This item, which is provided pursuant to Section 14A of the Exchange Act, is commonly referred to as a “say-on-pay” resolution.
This say-on-pay proposal gives our stockholders the opportunity to express their views on our NEOs’ compensation as a whole. This vote is not intended to address any specific element of compensation but rather the overall compensation of our NEOs and our compensation philosophy, policies, and practices described in this Proxy Statement. Please read the “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure that follow for information about our executive compensation program, including details of the 2022 compensation of our NEOs. Our Compensation Committee believes that these policies and practices are effective in implementing our compensation philosophy and achieving our compensation program goals.
As an advisory vote, the outcome of the vote on this proposal is not binding. However, our Compensation Committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of this vote when making future executive compensation decisions. Unless our Board modifies its policy on the frequency of holding say-on-pay votes, the next say-on-pay vote will occur at our 2024 Annual Meeting of Stockholders.
Required Vote
The affirmative vote of a majority of shares of common stock present or represented at the Annual Meeting and entitled to vote thereon is required for the advisory approval of our named executive officers’ compensation. Broker non-votes, if any, will have no effect on the outcome of this proposal.
Recommendation of the Board
The Board of Directors recommends a vote “FOR” the approval, on an advisory non-binding basis, of our named executive officers’ compensation.

CORPORATE GOVERNANCE
Our current governance practices provide for strong independent leadership, active participation by independent directors and independent evaluation of, and communication with, many members of senior management. These governance practices are reflected in our Corporate Governance Guidelines and our various committee charters, which are available on our website located at investors.stem.com, under “Governance.”
Our Governance Philosophy
Our Board believes that there is no single set of generally accepted corporate governance practices that is appropriate across all companies, and that governance practices may evolve as circumstances change. In 2021, our Board determined to separate the Chief Executive Officer and Chairman of the Board functions to allow our independent Chairman to oversee corporate governance matters and our CEO to focus on leading the Company’s business. See “—Board Leadership Structure” below for more information.
Our history as a special purpose acquisition company (“SPAC”), prior to the Merger left us with certain structural protections common to SPACs. For example, we currently have a classified board, plurality voting for the election of directors, only the Board is empowered to call a special meeting of our stockholders, and we require a supermajority vote to approve a limited number of items in our Certificate of Incorporation. Following careful deliberation after the closing of the Merger, our Board determined to retain these measures for a period to promote stability and continuity of our Board and to allow us to focus on a consistent strategy while we established ourselves as a public company and transition away from our SPAC roots.
Declassification of our Board and Elimination of Supermajority Voting Requirements

The Board assesses our corporate governance practices at least annually, and may modify these practices from time to time to best address the Company’s unique circumstances, and respond to feedback from and advance the best interests of all stockholders, as and when appropriate. Reflective of this approach, and as discussed in greater detail in Proposals 2 and 3, the Board recently approved, subject to stockholder approval, the amendment and restatement of our Certificate of Incorporation to provide for the declassification of our Board over a five-year period (Proposal 2), and to replace the supermajority voting requirements with majority voting requirements (Proposal 3). If Proposal 2 is approved by the requisite vote of stockholders at the Annual Meeting, directors will be elected to one-year terms of office beginning at the 2026 Annual Meeting of Stockholders, and the Board will be completely declassified and all directors will be subject to annual election to one-year terms beginning with the 2028 Annual Meeting of Stockholders. If Proposal 3 is approved by the requisite vote of stockholders at the Annual Meeting, the supermajority voting requirements in our Certificate of Incorporation will be replaced by majority voting requirements. The Board has determined that this is in the best interests of the Company and our stockholders, and has recommended a vote “FOR” Proposals 2 and 3.
Adoption of Majority Voting for Director Elections

In addition, the Board has adopted an amendment to our Bylaws that will replace plurality voting requirement for the election of our directors in uncontested elections with majority voting if the Declassification Amendment is approved by our stockholders at the Annual Meeting. Plurality voting means that the directors who receive the most “for” votes are elected to the board until all the seats are filled. Under the amended Bylaws, directors in uncontested elections would be elected only if they received a majority of the votes cast – essentially more “for” than “against” votes. We will adopt a director resignation policy that sets forth procedures that apply if an incumbent director fails to get a majority of the votes cast if this Bylaw amendment becomes effective. This change to our Bylaws will only take effect if the Declassification Amendment is approved by our stockholders at the Annual Meeting. If the Declassification Amendment is not approved, the plurality standard for all director elections will remain.
Board Composition
Director Nomination Process
The Nominating Committee is responsible for, among other things, overseeing succession planning for directors and building a qualified board to oversee management’s execution of the Company’s strategy and safeguard the long-term interests of stockholders. In this regard, the Committee is charged with developing and recommending Board membership criteria to the Board for approval, evaluating the composition of the Board annually to assess the skills and experiences that are currently represented on the Board and the skills and experiences that the Board may find valuable in the future, and identifying, evaluating, and recommending potential director candidates.
In identifying potential candidates for Board membership, the Nominating Committee considers recommendations from directors, stockholders, management and others, including, from time to time, third-party search firms to assist it in locating qualified candidates. Once potential director candidates are identified, the Committee, with the assistance of management, undertakes a vetting process that considers each candidate’s background, independence, and fit with the Board’s priorities. As part of this vetting process, the Nominating Committee, as well as other members of the Board and the CEO, may conduct interviews with the candidates. If the Committee determines that a potential candidate meets the needs of the Board and has the desired qualifications, it recommends the candidate to the Board for appointment or nomination and to the stockholders for election at the annual meeting. As part of the search process for each new director, the Nominating Committee actively seeks out women and nationally, racially, and ethnically diverse candidates to include in the pool from which Board nominees are chosen.
Criteria for Board Membership
In assessing potential candidates for Board membership and in assessing Board composition, the Nominating Committee considers a wide range of factors and generally seeks to balance the following skills, experiences, and backgrounds on the Board:
•Senior Leadership: Directors who have served in senior leadership positions are important to us because they have the experience and perspective to analyze, shape, and oversee the execution of important operational and strategic issues. These directors’ insights and guidance, and their ability to assess and respond to situations encountered while serving on our Board, may be enhanced by leadership experience at businesses or organizations that involve organizational growth, expansion into new markets, navigation of the regulatory landscapes, and technology or other rapidly evolving business models.
•Clean Energy and Renewables: Directors with experience in the energy, energy infrastructure, clean energy, and renewables industries provide valuable insight to our Board.
•Public Company Board Experience: Directors with public company board experience understand the dynamics and operation of a corporate board, the relationship of a public company’s board to the CEO and other senior management personnel, the legal and regulatory landscape in which public companies must operate, the importance of particular agenda and oversight issues, and how to oversee an ever-changing mix of strategic, operational, and compliance-related matters.
•Business Development and M&A Experience: Directors with a background in business development and M&A provide insight into developing and implementing strategies for growing our business. Useful experiences in this area includes skills in assessing “make” vs. “buy” decisions, analyzing the “fit” of a proposed acquisition with a company’s strategy, valuing transactions, and assessing management’s plans for integration with existing operations.
•Diverse Background: Contribution to the diversity of personal backgrounds on the Board, including with respect to gender, race, ethnic and national background, geography, age, and sexual orientation, is an important factor when assessing candidates. In this regard, three of our eight directors identify as female and one director identifies as racially/ethnically diverse.
•Financial Expertise: Knowledge of financial markets, financing, and funding operations, as well as accounting and financial reporting processes, assists our directors in understanding, advising on, and overseeing Stem’s capital structure, financing, and investing activities, as well as our financial reporting and internal controls.
•Government and Regulatory Experience: Directors who have served in government positions provide experience and insights that help us work constructively with governments at the federal, state and local levels and address public policy issues, particularly as they relate to Stem’s operations and public support for renewable energy and the energy transition. Directors with a background in regulation can assist the Board in fulfilling its oversight responsibilities related to Stem’s legal and regulatory compliance and its engagement with regulatory authorities.

In addition to the above, the Nominating Committee generally believes it is important for all Board members to possess the highest personal and professional ethics, integrity, and values, an inquisitive and objective perspective, a sense for priorities and balance, the ability and willingness to devote sufficient time and attention to Board matters, and a willingness to represent the long-term interests of all our stockholders.
The Nominating Committee assesses its effectiveness in balancing these considerations in connection with its annual evaluation of the composition of the Board.
Summary of Director Skills and Characteristics
The chart below summarizes the qualifications of our directors, as well as director nominees, including knowledge, skills, experiences and other attributes that the Board believes are relevant to their Board and committee service. Each director and nominee possesses numerous other skills and experience not identified in the following chart, as further detailed in their biographies beginning on page 6 of this Proxy Statement. We believe our directors, including our director nominees, provide a well-rounded set of expertise to assist in effective oversight of Stem management.

Substantial Knowledge, Skills and Experience	Buzby	Carrington	Daley	Morgan	Tammineedi	Troe	Tyson	Woodward
Industry/Operational Experience	X	X	X	X	X	X		X
Business Development and Strategy	X	X	X	X	X		X	X
Current or Former CEO	X	X		X
Other Public Company Boards	X		X	X		X	X
Accounting and Financial Reporting Expertise	X		X	X	X	X
Corporate Finance Expertise	X		X	X	X	X
Capital Allocation Expertise	X	X	X	X	X	X	X	X
Energy Transition Expertise	X	X	X	X	X			X
Cybersecurity / Information Security				X		X	X
Mergers & Acquisitions Expertise	X	X	X	X	X
Enterprise Risk Management Expertise	X	X	X	X		X	X
Global Business Expertise	X	X		X			X
Government, Regulatory & Public Policy						X	X	X
Stockholder Recommendations for Directors
It is the Nominating Committee’s policy to consider written recommendations from stockholders for nominees for director. The Committee considers nominees recommended by our stockholders in the same manner as a candidate recommended by other sources. Any such recommendations should be submitted to the Committee as described in the section titled “Stockholder Communications” and should include the same information required under our bylaws for nominating a director, as described under “Stockholder Proposals and Director Nominations for Next Year’s Annual Meeting.”
Board Leadership Structure; Independent Chairman of the Board
One of the Board’s key responsibilities is to evaluate and determine an appropriate board leadership structure to provide for independent oversight of management. As stated above, the Board believes that there is no single, generally accepted board leadership structure that is appropriate across all circumstances, and that the right structure may vary as circumstances change. As such, the independent members of the Board periodically review the Board’s leadership structure to evaluate whether the structure remains appropriate for the Company, and may modify this structure from time to time to best address the Company’s unique circumstances and advance the best interests of all stockholders, as and when appropriate. At any time when the chairman is not independent or there is not a chairman, the independent members of the Board will, upon the recommendation of the Nominating Committee, designate an independent director to serve as lead independent director.

Our Board’s independent directors have selected an independent member of the Board, David Buzby, to serve as Chairman of the Board. The Board recognizes that one of its key responsibilities is to evaluate and determine an appropriate board leadership structure so as to promote independent oversight of management. Currently, the Board believes that the roles of Chairman and CEO should be separate and that the Chairman should be an independent director as this structure enables our independent Chairman to oversee corporate governance matters and our CEO to focus on leading the Company’s business. Our Board believes that its programs for overseeing risk, as described in the “Board Risk Oversight” section below, would be effective under a variety of leadership frameworks. Accordingly, the Board’s risk oversight function did not significantly affect its selection of the current leadership structure.
The independent directors generally meet in executive session without management present at every regular Board meeting. The purpose of these executive sessions, which are led by our independent Chairman of the Board, is to encourage and enhance communication among independent directors.
Board Oversight of Risk Management
The Board and its committees are actively involved in overseeing risk management for Stem. The Board routinely assesses the Company’s major risks and options for mitigation, in order to promote our stockholders’ interests in Stem’s long-term health, financial strength and overall success. We believe that our Board composition provides the Company with robust and well-rounded experience to assist in effective oversight of management, as discussed on pages 21-23 of this Proxy Statement. The full Board oversees assessment of major risks facing the Company, determining the extent to which such risks are applicable and, to the extent the Board deems it appropriate, evaluating management’s plans for their mitigation. The risks that the Board routinely considers relate to operational, financial, geopolitical, strategic, regulatory, competitive and climate-related risks. The full Board oversees risk management by the CEO and our senior management team, by reviewing major financial objectives, and critical strategies and long-term plans, including, but not limited to, major allocations of capital, significant proposed business acquisitions, operating performance and sustainability.
In addition, the Board delegates to its committees responsibility for overseeing certain types of risk, some of which are reflected below:
•The Audit Committee has overall responsibility for overseeing the Company’s practices with respect to risk assessment and management. Some of the specific responsibilities of the Committee are overseeing management of risks related to our financial reporting and internal controls, cybersecurity risks, and major financial risks.
•The Compensation Committee is responsible for overseeing management of risks related to our compensation policies and programs and human capital resources.
•The Nominating Committee is responsible for overseeing management of risks related to director succession planning, our corporate governance, and our ESG and sustainability practices and initiatives.
The Board committees report regularly to the Board on activities in their respective areas of oversight. In addition, the Board and its committees receive regular reports from members of the Company’s senior management on areas of significant risk to the Company, including strategic, operational, financial, legal and regulatory risks. While our Board has an oversight role, management is tasked with direct day-to-day responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the Company.
Our senior management team has developed a comprehensive strategic planning and enterprise risk management (“ERM”) process for identifying, assessing and managing risk. Through this process, we identify key risks through an annual corporate-level risk mapping exercise, which involves the CEO, the CFO, our Chief Legal Officer (“CLO”) and other members of senior management, along with a bottom-up operational risk assessment by our various business units and functions. Our executive leadership team and its ERM and Disclosure Committee report directly to the Board, and quarterly present to the Board a comprehensive report on risk identification, response and mitigation strategies. In addition, in 2022, we formed a DevCo Investment Committee (the “DevCo IC”) comprised of our CEO, CFO, CLO and other members of senior management in sales, finance and operations. The purpose of the DevCo IC is to report on, and manage, our development company (“DevCo”) strategy and growth, as well to identify and manage our major risk exposures as relate to our DevCo business model. The DevCo IC meets monthly, and reports quarterly to the Audit Committee.

Director Independence
The NYSE listing rules require a majority of a listed company’s board of directors to be comprised of independent directors who do not have a disqualifying relationship, as described in the NYSE listing rules, and who, in the opinion of the board of directors, have no direct or indirect material relationship with the Company. Subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees must be independent, and audit and compensation committee members must satisfy additional independence criteria under the NYSE listing rules and the Exchange Act.
Our Board undertook a review of its composition and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including the beneficial ownership of our capital stock by each non-employee director, our Board has determined that all but one of our current directors, including Messrs. Buzby, Daley, Morgan, and Tammineedi, and Mses. Troe and Woodward, and Dr. Tyson, qualify as “independent directors” as defined by the NYSE listing rules. Mr. Carrington is not deemed to be independent under NYSE listing rules by virtue of his employment with the Company.
Our Board also determined that each of the directors currently serving on the Audit Committee and the Compensation Committee satisfy the independence standards for audit committees and compensation committees, as applicable, established by the SEC and NYSE listing rules.
Director Attendance
The Board held four regularly scheduled meetings and six special meetings in 2022. As shown in the Board Committee Members chart below, standing committees of the Board collectively held a total of 16 meetings in 2022, with each committee holding a number of regularly scheduled and special meetings (except for the Nominating Committee, which held no special meetings). We expect each director to attend every meeting of the Board and the committees on which he or she serves. Each incumbent director attended at least 75% of the meetings of the Board and each committee on which he or she served in 2022 (held during the period in which the director served), and on average directors attended 98% of Board and committee meetings in 2022. The Board’s policy is that directors should endeavor to attend the annual stockholders’ meeting. Our CEO attended our 2022 Annual Meeting of Stockholders.
Board Committees
Our Board has a separately designated Audit Committee, Compensation Committee, and Nominating Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of these committees is empowered to retain outside advisors as it deems appropriate, regularly reports its activities to the full Board and has a written charter, which is posted on our website located at investors.stem.com, under “Governance.”
Board Committee Members as of April 21, 2023

Name	Audit Committee	Compensation Committee	Nominating Committee
David Buzby		X
Adam E. Daley	X
Michael C. Morgan		Chair
Anil Tammineedi	X		X
Lisa L. Troe	Chair
Laura D’Andrea Tyson			Chair
Jane Woodward		X	X
# of Meetings in 2022	8	5	4
Audit Committee. The primary responsibilities of our Audit Committee are to oversee the accounting and financial reporting processes of the Company and its subsidiaries, including the audits of the Company’s financial statements, the integrity of the financial statements, and the annual review of the performance, effectiveness, and independence of the outside auditor. This includes reviewing the financial information provided to stockholders and others, and reviewing the adequacy and effectiveness of the Company’s internal controls. The Committee also makes recommendations to the Board as to whether our financial statements should be included in our Annual Report on Form 10-K.
The Board has determined that Ms. Troe qualifies as an “audit committee financial expert,” under SEC rules, and that each Audit Committee member is sufficiently proficient in reading and understanding the Company’s financial statements to serve on the Audit Committee.
Compensation Committee. The primary responsibilities of our Compensation Committee are to periodically review, evaluate and approve the total direct compensation and other benefits for our executive officers and directors, and to evaluate whether each element remains competitive with the companies in our executive compensation peer group. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers, evaluating the performance of these officers in light of the goals and objectives, and setting the officers’ total direct compensation based on those evaluations (except for the total direct compensation of the CEO, which is determined by the independent members of the Board on recommendation of the Compensation Committee). The Committee oversees our engagement with stockholders on executive compensation matters and also oversees how we manage our human capital resources. The Committee also administers and makes recommendations to the Board regarding equity incentive plans and approves the grant of equity awards under the plans.
The Compensation Committee may delegate its authority to one or more subcommittees or to one member of the Committee. The Committee may also delegate authority to review and approve the compensation of our employees to certain of our executive officers. Even where the Committee does not delegate authority, our executive officers will typically make recommendations to the Committee regarding compensation to be paid to our employees and the size of equity awards under our equity incentive plans, but will not be present during voting or deliberations on their own compensation. The Committee has the authority to engage outside advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The Committee engaged Pearl Meyer & Partners, LLC in 2022 to provide advice regarding the amount and form of executive and director compensation.
Nominating Committee. The primary responsibilities of our Nominating Committee are to engage in succession planning for the Board, develop and recommend to the Board criteria for identifying and evaluating qualified director candidates, and make recommendations to the Board regarding candidates for election or re-election to the Board at each annual stockholders’ meeting. The Committee is responsible for overseeing our corporate governance practices and making recommendations to the Board concerning corporate governance matters. The Committee is also responsible for making recommendations to the Board concerning the size, structure, composition, and functioning of the Board and its committees. In addition, the Committee is responsible for overseeing our environmental, social, governance (“ESG”) and sustainability policies, activities, and opportunities, our political contributions and lobbying activities, if any, and our engagement with stockholders on governance, sustainability, and related matters.
Our Commitment to Sustainability
We are committed to the health and well-being of our people, our communities and our planet. While our commitment is firmly established, as a relatively young public company, our formal processes, strategies and governance framework concerning ESG matters are developing. Our Sustainability Policy Statement is available on our website and outlines our philosophy with respect to climate change and greenhouse gas emissions (“GHG”), biodiversity and supply chain concerns, among other things.
ESG Management and Oversight
Our sustainability governance structure is evolving to include numerous participants engaging in information-sharing and decision-making, capitalizing on the depth and breadth of expertise throughout Stem. As discussed in “—Board Committees” above, our Nominating Committee has direct oversight over sustainability issues, and regularly meets with key stakeholders to oversee the development of our ESG program. In 2021, we established an ESG Committee, which is comprised of senior executives and other key stakeholders from legal, investor relations and strategy, that provide functional oversight for various ESG activities at the Company.
In October 2022, we hired a Director of ESG to consolidate our existing ESG efforts and further develop our formal ESG program. Our Director of ESG’s responsibilities include:
•assisting the CEO, Chief Legal Officer and Chief People Officer and other stakeholders in further developing our ESG program and strategy;
•formulating and recommending policies and practices to implement our strategy;

•overseeing internal ESG data collection and reporting; and
•advising management and the Nominating Committee regarding ESG issues.
ESG Partnerships and Reporting
We have engaged a third-party firm to help us build out our supply chain due diligence program, including with respect to conflict minerals and human rights issues. Our aim is to promote sustainability at all points in our supply chain, and comprehensive due diligence is step 1. As we establish and grow these programs, our goal is to have a positive influence, by being open and transparent in our communication and education, with all our partners with whom we engage. Our goal is develop sustainable relationships with our partners while being guided by the circular economy principal, a model of production and consumption that favors durability, reuse, remanufacturing, and recycling to keep materials circulating for as long as possible and reduce waste. Our Partner Code of Conduct and Human Rights Policy Statement can be found on our website and set out our philosophy with respect to our relationship with our partners and human rights concerns.
We plan to publish our inaugural Sustainability Report in 2024, which will be available on our website. We are in discussions with carbon accounting firms to help us analyze and quantify our GHG emissions and related environmental metrics. We believe that quantifying our GHG emissions will support our ability to communicate to our stakeholders, via our Sustainability Report, what our carbon footprint is and how we intend to continue supporting global decarbonization, to reduce climate change.
Valuing Diversity, Equity and Inclusion
We are committed to diversity, equity and inclusion (“DEI”) within our workforce. To help us achieve and maintain a diverse workforce, we continue to build a strong and inclusive culture at Stem with the launch of Diversity, Equity, Inclusion training for all employees and Unconscious and Implicit Bias Leadership training. We also introduced two new employee networks focused on LGBTQIA+, and Women in Leadership, and are committed to building the best workplace that we can in our communities and the industry.
We also provide a monthly global Culture Coalition forum that addresses our mission of “bringing a community of employees together to improve the work experience through innovative, creative, and fun culture initiatives.” Each month we host a DEI subject and guest speaker to educate our workforce, and we provide pamphlets for employees and their families, books honoring and educating on Black History Month, women artists (displayed in our offices), and goods from indigenous owned business’ as giveaways in our monthly contests.
We believe that helping all our employees realize their highest potential by fostering a culture that supports personal development across the organization is necessary to promote inclusion. Our employees have the opportunity to learn new skills to develop and advance their career, and we provide opportunities for all our employees to receive ongoing formal training to help foster their professional development.
We also value the feedback we receive from our employees. Our annual employee engagement survey asks all our employees for their input on a variety of matters. The results of the employee survey are disseminated to all employees, and the results are used to design action plans to assist managers with actively responding to employees’ sentiments. The most impactful action implemented in 2022 was bringing employee valued benefits inclusive of enhanced pregnancy/parental leave, access to counselling for life events, and a mental wellness and fitness app. The employee survey is an important tool that allows us to continuously improve, innovate and evolve through ongoing engagement and measurement.
Other Corporate Governance Practices and Policies
Board Evaluation Process
In addition to regularly reviewing its leadership structure, the Board conducts an annual self-assessment of its overall functioning and effectiveness. In order to maximize input and facilitate useful feedback, our CLO solicits, from each director, comments on overall Board performance, Board priorities, interaction with management, the flow of information from management to and from the Board and its committees; Board discussion topics, agendas, and processes, and how to further improve overall Board functioning. This information is collected through written questionnaires/assessments, and individual director interviews. In addition, the Chairman of the Board makes himself available for one-on-one discussions with the other members of the Board. Our CLO then aggregates and anonymizes the responses, which he then shares with the Nominating Committee. The Chair of the Nominating Committee, along with our CLO, reviews the feedback from the self-evaluation process and makes recommendations to the Board for areas with respect to which the Board and its committees should consider improvements. These areas are further discussed at a meeting led by our CLO at which all Board members are present. At the conclusion of this meeting, the Chairman of the Board, working with the senior management team, develops action plans for any items that require follow-up. For example, in 2022, Directors continued to prioritize the need for flexible and responsive meeting agendas that allowed the Board to interact efficiently with management on key strategic topics relevant to the business in the dynamic external environment. Similarly, the Board made ongoing adjustments and improvements to its Board and Committee meetings throughout the year to help ensure efficient and effective interaction and performance of its critical governance and risk oversight roles.
Stockholder Communications
Our Board has established a process whereby interested parties may communicate with our Board and/or with any individual director. Interested parties, including stockholders, may send communications in writing, addressed to the Board or an individual director, c/o the Corporate Secretary, Stem, Inc., 100 California Street, 14th Floor, San Francisco, CA 94111. Our Corporate Secretary will forward these communications as appropriate to the addressee, depending on the facts and circumstances outlined in the communication. Our Board has directed our Corporate Secretary not to forward certain items such as spam, junk mailings, product inquiries, resumes, and other forms of job inquiries, surveys, and business solicitations. Additionally, our Board has advised the Corporate Secretary not to forward material that is illegal or threatening, but to make our Board aware of such material which it may request be forwarded, retained, or destroyed at our Board’s discretion.
To enable the Company to speak with a single voice, as a general matter, senior management serves as the primary spokesperson for the Company and is responsible for communicating with various constituencies, including stockholders, on behalf of the Company. Directors may participate in discussions with stockholders and other constituencies on issues where Board-level involvement is appropriate. In addition, the Board is kept informed by Company management of the Company’s stockholder engagement efforts.
Code of Business Conduct and Ethics
Our Board has adopted a Code of Business Conduct and Ethics that establishes the standards of ethical conduct applicable to all our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. It addresses, among other matters, compliance with laws and policies, conflicts of interest, corporate opportunities, regulatory reporting, external communications, confidentiality requirements, insider trading, proper use of assets, and how to report compliance concerns. A copy of the code is available on our website located at investors.stem.com, under “Governance.” We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by applicable rules. Our Board is responsible for applying and interpreting the code in situations where questions are presented to it.
Anti-Hedging Policy
We have a policy that prohibits our directors, officers, employees, consultants, and contractors from engaging in (a) short-term trading; (b) short sales; (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls with respect to Company securities; and (d) hedging transactions.
Compensation Committee Interlocks
None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

EXECUTIVE OFFICERS
Biographical and other information regarding our executive officers is set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age (as of April 21)	Position
John Carrington (1)	56	Chief Executive Officer and Director
William Bush	58	Chief Financial Officer
Saul R. Laureles	57	Chief Legal Officer and Secretary
Mike Carlson	59	Chief Operating Officer
Kim Homenock	49	Chief People Officer
Alan Russo	54	Chief Revenue Officer
Larsh Johnson	65	Chief Technology Officer
Prakesh Patel	48	Chief Strategy Officer
Robert Schaefer	61	President of Transformational Initiatives
_______________
(1)For Mr. Carrington’s biographical information, see “Information Regarding Director Nominees and Continuing Directors” above.
William Bush. Mr. Bush has served as our Chief Financial Officer since the closing of the Merger in April 2021, and served as the Chief Financial Officer of Legacy Stem from November 2016 until the Merger. Mr. Bush manages the Company’s corporate and project financing efforts. Mr. Bush has served on the board of directors of Appreciate Holdings, Inc. (Nasdaq: SFR) since December 2022. From 2010 to 2016, Mr. Bush served as Chief Financial Officer of Borrego Solar Systems Inc., a solar and energy storage company. Mr. Bush has served as Chief Financial Officer for numerous high-growth solar, software and online media companies, and co-founded Buzzsaw.com, a spinoff of Autodesk, Inc., in 1999. Mr. Bush also served as Corporate Controller for Autodesk, Inc. (Nasdaq: ADSK), a software company, from 1997 to 1999 and previously worked for seven years in public accounting with Ernst & Young LLP and PricewaterhouseCoopers LLP. Mr. Bush earned his B.S. in Business Administration from the University of California, Berkeley and is a Certified Public Accountant.
Saul R. Laureles. Mr. Laureles has served as our Chief Legal Officer and Corporate Secretary since May 2021. From 2007 to May 2021, he served in various leadership roles at SLB (formerly known as Schlumberger Limited), the world’s largest oilfield services company, including most recently as Director, Corporate Legal Affairs and Assistant Corporate Secretary, from May 2007 to May 2021. Mr. Laureles earned his B.A. from the University of Chicago and his J.D. from the University of Michigan Law School.
Michael Carlson. Mr. Carlson has served as the Company’s Chief Operating Officer since September 2022. Mr. Carlson served as a consultant at Koch Engineered Solutions (“KES”), which provides engineering, procurement and construction services, from April 2020 to August 2020, then as Vice President of KES from August 2020 to September 2022. Prior to that, he served as President, Digital Grid North America, of Siemens Industries, Inc., a digital grid services platform, from July 2014 to March 2019, and as General Manager, Global Software Solutions at General Electric (“GE”), a high-tech industrial company, from July 2010 to June 2014. Mr. Carlson has a B.S. in accounting and business management from Union College and an MBA in Finance and Marketing from Pepperdine University.
Kim Homenock. Ms. Homenock has served the Company as its Chief People Officer since March 2022. Ms. Homenock has 20 years’ experience in senior human resources (“HR”) leadership positions across a broad range of industries including Power, Water, Marine, Industry, Oil & Gas, Renewables, Transportation, Financial, and Tech services. Previously, Ms. Homenock served as the Director, Devices Software & Services HR, for Amazon, a technology company, from May 2021 to March 2022. Prior to that she was the Director, NA Transportation HR, from January 2018 to May 2021. She served as head of global HR in GE’s Power Conversion division, an electrification and digital solutions business, from August 2014 to January 2018, and before that she served in various HR roles at GE since 2000. Ms. Homenock earned a B.A. from Brunel University, London.
Alan Russo. Mr. Russo has served as our Chief Revenue Officer since the closing of the Merger in April 2021, and served as the Chief Revenue Officer of Legacy Stem from February 2019 until the Merger. Mr. Russo is responsible for leading the expansion of the Company’s markets, including in the U.S., Canada, Europe and Asia. Previously, Mr. Russo served as our Senior Vice President of Global Sales and Marketing from April 2018 to February 2019.

Mr. Russo was Senior Vice President of Sales and Marketing at REC Solar Holdings AS, a wholly owned subsidiary of Duke Energy, from 2015 to April 2018, and served in various leadership roles at Bloom Energy Corporation, a green energy company, from 2006 to 2015, including most recently as Vice President of Strategic Accounts. From 1999 to 2005, Mr. Russo led Asia commercial operations for American Power Conversion, a Schneider Electric company. Mr. Russo earned his B.S. in Aerospace Engineering from Boston University.
Larsh Johnson. Mr. Johnson has served as our Chief Technology Officer since the closing of the Merger in April 2021, and served as the Chief Technology Officer of Legacy Stem from January 2016 until the Merger. Mr. Johnson is responsible for leading hardware and software engineering to meet the unique needs of the Company’s commercial, industrial, utility and energy market customers. Prior to joining the Company, Mr. Johnson served as Chief Technology Officer of Siemens Digital Grid from 2015 to 2016. Mr. Johnson joined Siemens via its 2012 acquisition of eMeter Corporation, a Bay Area software company of which he was co-founder and responsible for innovation and development of meter data management, analytics and advanced smart grid applications as Chief Technology Officer from 1999 to 2015. Prior to eMeter, Mr. Johnson co-founded CellNet Data Systems, Inc., a pioneer in wireless networks for smart metering and distribution automation, and served as Chief Technology Officer from 1985 to 1999. Mr. Johnson was a founding member of the Department of Energy’s Gridwise Architecture Council and remains a member emeritus. Mr. Johnson earned his B.S. and an M.S. in Mechanical Engineering from Stanford University.
Prakesh Patel. Mr. Patel has served as our Chief Strategy Officer since the closing of the Merger in April 2021, and served as the Chief Strategy Officer of Legacy Stem from July 2020 until the Merger. Previously, Mr. Patel served as our Vice President of Capital Markets and Strategy from 2013 to July 2020. Mr. Patel has spent his career financing technology and energy ventures at the cross section of multiple industries. Before joining the Company, from 2010 to 2013, he served on the investment team at Angeleno Group, LLC, an energy and natural resources-focused private equity firm, during which time he led their investment in the Company. Previously, Mr. Patel built and managed a portfolio of private equity investments at New Bridge Investments, an investment company, from 2008 to 2010, and Deutsche Bank AG, from 2005 to 2008. Mr. Patel earned his B.A. from the University of California, Berkeley and his M.B.A. from Yale University.
Robert Schaefer. Mr. Schaefer has served as President of Transformational Initiatives since January 2023 and he served as President, AlsoEnergy following the Company’s acquisition of AlsoEnergy in February 2022. Mr. Schaefer co-founded AlsoEnergy and served as its President from September 2007 to August 2017 and as its Chief Executive Officer from August 2017 to January 2022. Prior to AlsoEnergy, Mr. Schaefer held various positions at Breece Hill LLC from 2005 through 2007, including Chief Operating Officer, Vice President, Engineering, and Chief Executive Officer. Prior to Breece Hill, Mr. Schaefer developed leading products at Hertrich Development, MaxOptix and Digital Equipment Corporation. Mr. Schaefer earned his B.S. in Electrical Engineering from M.I.T and his M.S. in Control Systems from the University of Colorado, Boulder.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (the “CD&A”) describes our compensation policies and practices as they relate to our executive officers (our “named executive officers” or “NEOs”). The purpose of the CD&A is to explain the elements of our NEOs’ 2022 compensation; the criteria for selecting these elements; the decisions our Compensation Committee made with respect to the 2022 compensation of our NEOs; and the reasons for those decisions.
Our named executive officers for 2022 are:
•John Carrington – Chief Executive Officer
•William Bush – Chief Financial Officer
•Saul Laureles – Chief Legal Officer and Secretary
•Kim Homenock – Chief People Officer
•Robert Schaefer – President, AlsoEnergy
Overview of Fiscal Year 2022
In 2022, we continued to grow our business, enter new markets and provide value to our customers, despite the strong headwinds we experienced as a result of supply chain disruptions and logistical issues due to COVID-related shutdowns and general macroeconomic uncertainty. In particular, we accomplished the following notable achievements in 2022:
•We completed our acquisition of AlsoEnergy, solidifying our position as a global leader in clean energy intelligence and optimization software, and expanding our geographic footprint into more than 50 countries.
•We had record revenue of $363 million, up from $127 million in 2021, and the total value of our executed customer agreements, or bookings, in 2022 was $1.1 billion, up from $417 million in 2021.
•We launched our unified clean energy management platform, which combines Stem’s Athena® platform with AlsoEnergy’s PowerTrack application, representing a key milestone in our integration of AlsoEnergy.
•We were recognized as a leader in both energy storage and software, with Stem ranked as the Leader in Frost & Sullivan’s Innovation in the Frost RadarTM: Digital Platforms for Renewable Energy and Battery Storage Optimization and Trading report, and AlsoEnergy ranked #1 in Guidehouse Insights’ Solar and Storage Monitoring and Control Vendors report.
•We announced several joint solar, storage and electric vehicle charging offerings with key partners in the electric vehicle industry.
Philosophy and Objectives
Our success is highly dependent on our ability to attract, engage and retain executives who possess the skills, competencies and passion that are consistent with our vision. To this end, we have developed our compensation program with the following overarching principles:
•the pay of our NEOs and other executive officers should be strongly linked to performance that is evaluated against pre-established financial and strategic objectives, and should balance incentivizing performance, promoting retention and maximizing stockholder value.
•the higher an executive’s position in the Company, the greater the percentage of compensation that is “at risk.” At-risk compensation refers to long-term incentive (“LTI”) awards and annual cash incentive opportunity. We believe that having a significant portion of our executives’ compensation at risk more closely aligns their interests with those of the Company and of our stockholders.
•our executive compensation program should enable us to recruit, develop, motivate and retain top talent, both in the short-term and long-term.
•stock ownership guidelines, which require our executive officers to hold Stem stock, should further align the interests of our executives with those of our other stockholders.
Periodically, the Compensation Committee reviews the objectives and components of our executive compensation program to ensure they continue to align with these principles. To establish compensation parameters for our NEOs, our Compensation Committee evaluated each element of compensation separately and the total direct compensation for each NEO, and considered the information provided by Pearl Meyer & Partners, LLC (“Pearl Meyer”), the Committee’s independent compensation consultant. Based on this review and analysis, our Compensation Committee concluded that, for fiscal year 2022, overall base salaries, target annual cash incentives, and the target value of LTI awards were competitive as compared to companies in our compensation peer group (discussed below). Additionally, our Compensation Committee determined that our executive compensation pay mix is aligned with stockholder interests, with a significant portion of executive pay being at risk.
Best Practices
Our executive compensation program reflects our commitment to best practices in governance and the alignment of pay with our performance and furtherance of our values. We believe our executive compensation program includes features that align the interests of our executives with those of our stockholders.

What We Do	What We Don’t Do
Conduct an annual review of our compensation philosophy and our compensation practices as compared to a peer group.	No annual cash incentive payouts for below minimum performance achievement.
Use rigorous quantitative metrics in our short-term cash incentive program.	No hedging of Stem stock by executive officers or directors.
Have robust stock ownership guidelines requiring executives to hold Stem stock valued at 2x-5x base salary, with a requirement to retain 50% of the net shares until their guidelines are met.	No repricing or exchanging of stock options without stockholder approval. No liberal share counting in our Long-Term Incentive Plan.
Align the compensation of our NEOs to the long-term performance of our common stock, with 50% of LTI awards taking the form of stock options.	No pension or insurance plans exclusively for executive officers, and no excessive perquisites. No excise tax gross-ups.
Elements of 2022 Total Direct Compensation
Our 2022 executive compensation program consisted of three primary elements:
•base salary;
•annual (short-term) cash incentive awards; and
•LTI awards (restricted stock units (“RSUs”) and stock options).
The chart below sets out the primary elements of our NEOs’ 2022 total direct compensation, certain key features of each element, and how each of these compensation elements supports our strategy.

TYPE	ELEMENT	KEY FEATURES	HOW THIS ELEMENT SUPPORTS OUR STRATEGY	PERFORMANCE-BASED?	AT RISK?
Fixed	Base Salary	Only compensation element that is fixed.	Provides a base level of competitive cash compensation commensurate with the executive’s responsibilities and experience when all other pay elements are variable or contingent	No	No
Short-Term	AIP Award (Cash Bonus)	Payout is 100% based on achievement of rigorous quantitative financial goals.	Incentivizes performance of key objectives.	Yes	Yes
Long-Term	RSUs	Time vesting, subject to continued employment on the vesting date.	Promotes stability and retention of our executive team. Value is driven by our share price.	No	Yes
	Stock Options	Has value only when the stock price is higher than the exercise price.	Aligns interests of our executive officers with our stockholders	Yes	Yes

Base Salary
Base salary is the fixed portion of an executive’s annual compensation. The Compensation Committee typically reviews base salaries on an annual basis, referring to market data to understand the marketplace for individuals in similar positions. The Committee does not use a formulaic approach when setting an executive officer’s base salary. However, taking into account the recommendations of our CEO, the Compensation Committee considers the following factors when determining (or, in the case of the CEO, recommending to the Board) individual base salary levels:
•the nature and responsibility of the executive’s position,
•market trends for individuals in similar positions at comparable companies,
•the executive’s expertise, tenure, responsibilities and performance,
•competitiveness of the market for the executive’s services, and
•the desire to maintain internal pay equity among our executives.
In February 2022, our Compensation Committee reviewed the base salaries of each of our NEOs (other than that of Ms. Homenock and Mr. Schaefer, who joined the Company later in 2022). Applying the factors above, the Committee determined to increase Mr. Bush’s salary from $400,000 to $425,000 and Mr. Laureles’ salary from 350,000 to $375,000. Also applying the criteria above, the Board in February 2022 approved an increase in Mr. Carrington’s base from $515,000 to $550,000.
Mr. Schaefer’s base salary of $425,000 per year was negotiated in connection with the Company’s 2022 acquisition of AlsoEnergy, and was approved by the Board. The Committee approved Ms. Homenock’s base salary of $350,000 in connection with her joining the Company in March 2022, based on internal pay equity and market data.
The following table summarizes base salary adjustments made for 2022.

NEO	2021 Base Salary	2022 Base Salary	% Increase
Mr. Carrington	$515,000	$550,000	7%
Mr. Bush	$400,000	$425,000	6%
Mr. Laureles	$350,000	$375,000	7%
Ms. Homenock (1)	N/A	$350,000	N/A
Mr. Schaefer (1)	N/A	$425,000	N/A
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(1)    Ms. Homenock and Mr. Schaefer joined the Company in 2022.
Annual Cash Incentive Awards
Our executives are eligible to earn performance-based annual cash incentive awards, based 100% on achievement of rigorous quantitative financial objectives, under our 2022 Annual Incentive Plan (the “2022 AIP”). The aim of this program is to foster a results-driven, pay-for-performance culture and to align executives’ interests with those of our stockholders. Our Compensation Committee selects financial and performance objectives that it believes support our strategy and strike a balance between motivating our executives to increase near-term financial and operating results to drive profitable long-term Company growth and value for stockholders.
In April 2022, the Compensation Committee adopted 2022 AIP, which applies to our NEOs and our other executives. The 2022 AIP is intended to provide a meaningful link between the compensation of participants and Company performance, to motivate participants to achieve individual and corporate performance goals and objectives and to enable the Company to attract, motivate and retain high-quality executives.
The 2022 AIP contained performance metrics for the 2022 performance period that were based on the Company’s contracted backlog, Contracted Annual Recurring Revenue (“CARR”), revenue and adjusted EBITDA. In 2021, the Compensation Committee included pipeline as a performance metric, but determined to replace pipeline in the 2022 AIP with CARR, because the Committee believes that CARR provides better visibility into our anticipated growth in services revenue and is a more appropriate metric, given its long-term view. The Committee approved final payouts under the 2022 Annual Plan based on Company performance relative to these metrics.

The Compensation Committee considered the following in selecting these metrics:

Why This Metric?
Contracted Backlog	Contracted Annual Recurring Revenue	Revenue	Adjusted EBITDA*
Shows how well the Company is positioned for growth and future success.	Reflects the Company’s increased focus on software revenue because it includes accumulated higher margin software contracts on an annualized basis.	Provides a simple snapshot of the Company’s ability to deliver in the current period.	Shows Company value across periods, with non-recurring events removed for a normalized view.
Aligns executive compensation with the Company’s ability to secure long-term agreements with its customers.	Aligns executive compensation to the Company’s ability to position itself for future cash flow.	Ties executive compensation to the Company’s ability to generate cash.	Connects executive compensation to the Company’s ability to manage operational expenses over the long term.
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*    For a reconciliation of Adjusted EBITDA to net loss on a GAAP basis, see Appendix A.
Upon review of market data, and taking into consideration internal pay equity and that the target annual cash incentive of our NEOs was already positioned competitively from a market perspective, the Compensation Committee determined in February 2022 to leave the target annual cash incentive opportunity for all NEOs unchanged from 2021, except for Mr. Schaefer and Ms. Homenock, who each joined Stem in 2022. The Committee approved Mr. Schaefer’s annual bonus opportunity in connection with the acquisition of AlsoEnergy. The Committee approved Ms. Homenock’s annual bonus opportunity when she joined Stem in March 2022.
The following table summarizes the 2022 performance metrics, weighting per metric, the threshold and target goals per metric, actual performance per metric and actual performance as a percentage of the target, all as approved by our Compensation Committee:

Metric	Weighting	Threshold*	Target*	Actual	Payout (1)
Contracted backlog	35%	$519.5M	$742.2M	$969.0M	120%
CARR	20%	$49.0M	$70.0M	$65.3M	93%
Revenue	25%	$271.2M	$387.5M	$363.0M	94%
Adjusted EBITDA (2)	20%	($57.1M)	($40.0M)	($46.0M)	87%
Payout		70%	100%		101%
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* Results between performance targets are interpolated.
(1)    The maximum potential payout for each performance metric is 125% for above-target achievement.
(2)    Adjusted EBITDA represents net loss before depreciation and amortization, including amortization of internally developed software, net interest expense, further adjusted to exclude stock-based compensation and other income and expense items, including the change in fair value of warrants and embedded derivatives. For a reconciliation of Adjusted EBITDA to net loss on a GAAP basis, see Appendix A.

Based on this performance, the Committee awarded bonuses to the NEOs under our 2022 AIP as follows:

NEO	Bonus Eligibility at 100% Target Performance Metrics (1)	Actual Bonus Payout (1)
Mr. Carrington	110%	111.15%
Mr. Bush	75%	75.79%
Mr. Laureles	65%	65.68%
Ms. Homenock	50%	50.52%
Mr. Schaefer	75%	75.79%
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(1)    Expressed as a percentage of base salary.
Long-Term Equity Incentive Awards
LTI awards are designed to give NEOs and our other executives a longer-term stake in the Company, provide incentives for the creation of sustained stockholder value, act as long-term retention and motivation tools, and directly tie employee and stockholder interests over the longer term. Our 2022 LTI awards to NEOs, which were granted under the Stem, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), were in the form of 50% stock options and 50% RSUs. The Compensation Committee periodically evaluates the type and mix of LTI awards to be granted.
The Compensation Committee is actively considering the introduction of additional types of performance-based long-term incentive awards for all executives, as the Company matures. The Committee believes that establishing a longer record of performance as a public company will allow the Committee to better evaluate longer-term metrics and targets.
The Compensation Committee believes that RSUs are an important element in an executive’s LTI mix because RSUs align the interests of our executive officers with those of our stockholders and help manage the dilutive effect of our equity compensation program. Our RSUs are subject to service-based vesting. Because RSUs have value even in the absence of stock price appreciation, RSUs help us retain and incentivize employees during periods of market volatility, and also result in our granting fewer shares of common stock than through stock options of equivalent grant date fair value. Our RSUs granted in 2022 vest annually over a four-year period. We believe that, as with stock options, they help incentivize our executive officers to build value that can be sustained over time.
The Compensation Committee also believes that stock options are a form of performance-based compensation since the value of a stock option is a result solely of increases in our common stock price. Furthermore, because these options typically vest over a four-year period and expire after 10 years, they incentivize our executive officers to increase stockholder value that can be sustained over time. Therefore, the Compensation Committee believes that options, with an exercise price equal to the closing price of our common stock on the date of grant, are inherently performance-based and are a very effective tool to motivate our executive officers to build stockholder value and reinforce our position as a growth company.
When determining the amount of LTI awards granted to an NEO, the Company considers the executive’s experience, level of responsibilities, and contributions to the success of the Company, as well as market data and internal pay equity. In addition to rewarding our NEOs based on personal and Company performance, equity awards have also served to retain the services of such executives since they are subject to time-based vesting conditions.

The Compensation Committee approved the following LTI awards to our NEOs in 2022, based on market data and internal pay equity, and other factors set forth below the table. Except as described below, the awards were granted on March 1, 2022 in connection with the Company’s annual LTI award cycle, will vest in four equal annual installments beginning on March 1, 2023, and, in the case of options, have an exercise price of $9.33.

NEO	Target Value of 2022 Grants (1)	Number of RSUs Granted	Number of Options Granted
Mr. Carrington	$2,000,000	107,181	167,470
Mr. Bush	$1,750,000	93,783	146,535
Mr. Laureles (2)	$1,650,000	106,672	113,042
Ms. Homenock (3)	$1,400,000	120,159	104,305
Mr. Schaefer (4)	$6,250,000	734,544	104,668
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(1)    See “Executive Compensation Tables—Grants of Plan-Based Awards” beginning on page 41 for the grant date fair value of each grant, computed in accordance with applicable accounting standards.
(2)    34,325 of Mr. Laureles’ RSUs were awarded on July 28, 2022 and will vest 100% on January 28, 2024, subject to his continued employment with the Company through that date.
(3)    Ms. Homenock’s grants were made on March 14, 2022. Her stock options and 66,755 of her RSUs began vesting in four equal annual installments beginning March 14, 2023. Ms. Homenock’s options have an exercise price of $7.49. 53,404 of Ms. Homenock’s RSUs vested 100% on March 14, 2023. In addition to the amounts shown above, Ms. Homenock received a sign-on award of 53,404 shares of common stock, valued at approximately $400,000.
(4)    667,556 of Mr. Schaefer’s RSUs were granted on March 14, 2022 as part of the previously negotiated acquisition of AlsoEnergy, and will vest 100% on March 14, 2025, subject to his continued employment with the Company through that date.
Amounts for Mr. Laureles in the table above include an award of RSUs with a target value of $300,000, granted on July 28, 2022 to recognize Mr. Laureles’ differentiated impact to the Company in the first half of 2022. Amounts for Ms. Homenock represent an annual LTI grant and a sign-on award in connection with her joining the Company. The amounts for Mr. Schaefer in the table above include an RSU award with a target value of $5 million, which the Committee approved in connection with the AlsoEnergy Acquisition. Mr. Schaefer served as founder and chief executive officer of AlsoEnergy for many years, and the RSUs were awarded in order to recognize Mr. Schaefer’s contributions in the closing of the AlsoEnergy Acquisition and to incentivize Mr. Schaefer to remain as an integral leader of AlsoEnergy as the Company integrated the newly-acquired company into our business.
Additional information regarding the stock options and RSUs granted to NEOs in 2022, 2021, and 2020 is set forth below in the “Summary Compensation Table” and the “Outstanding Equity Awards at 2022 Fiscal-Year End” table, below, beginning on pages 40 and 42, respectively.
Process for Setting Executive Compensation
Peer Group Companies
The Compensation Committee considers formal executive compensation survey data prepared by Pearl Meyer when it reviews and determines executive compensation. The Committee also considers the executive compensation practices at various “peer group” companies when evaluating changes to the Company’s executive compensation program. To prepare for its executive compensation analysis, the Company’s executive compensation department works with Pearl Meyer to match Company positions and responsibilities against survey positions and responsibilities and to compile the annual compensation data for each executive officer. The purpose of our peer group comparison is to ensure that our total executive compensation package operates effectively and remains both reasonable and competitive.
The Compensation Committee’s selection criteria for companies comprising our 2022 peer group included:
•high-growth energy technology companies in the United States, with a focus on energy storage system and battery technology companies serving the utilities sectors or major commercial and industrial enterprises, or both;
•companies with similar valuation multiples and growth trajectories;
•companies with revenues up to $800 million and market capitalization between $1 billion and $10 billion; and
•potential competition for executive talent.

In arriving at these selection criteria, the Committee recognized that, due to the recently public nature of many companies reviewed for inclusion in the peer group, revenues at such companies were still growing, and markets capitalizations were very volatile. For these reasons, revenue and market capitalization ranges approved by the Compensation Committee were somewhat wider than would normally be seen for more mature companies.
The Compensation Committee, with the assistance of Pearl Meyer, annually reviews specific criteria and recommendations regarding companies to add to or remove from the comparator groups. As a general matter, the Company selects suitable comparator companies such that Stem is near the median of the companies in the peer group in terms of estimated revenue in the then-current year and then-current market capitalization.
Applying the criteria above, the Compensation Committee approved the following companies as our executive compensation peer group, effective for 2022 compensation decisions:

Array Technologies, Inc. Blink Charging Co. Bloom Energy Corporation ChargePoint Holdings, Inc. Enphase Energy, Inc.	Eos Energy Enterprises, Inc. EVgo, Inc. Romeo Power, Inc.(1) FuelCell Energy, Inc. Ormat Technologies, Inc.	Plug Power Inc. Proterra Inc. Sunnova Energy International Inc. Vicor Corporation Volta Inc.
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(1)    Romeo Power was acquired in October 2022 by Nikola Corporation.
The Committee reassesses the executive compensation peer group when appropriate, such as in the cases of consolidation between comparator companies or other industry changes.
Compensation Committee Review
Our Compensation Committee reviews the elements of our NEOs’ total direct compensation throughout the year, to evaluate whether each element remains competitive and is aligned with our internal pay equity. In making compensation decisions, the Committee relies on its own judgment after reviewing external market data, and also considers the following factors:
•the executive’s scope of responsibilities, as well as leadership, management and technical expertise, growth potential, and position in our reporting structure;
•overall Company and individual performance;
•retention needs;
•the recommendations of our CEO (except with respect to his own compensation); and
•internal pay equity.

In February, the Compensation Committee evaluates all elements of executive officer compensation, after reviewing the prior year’s results and the achievement of Company financial objectives. The purpose of this annual evaluation is to determine whether any changes in an officer’s compensation may be appropriate. The CEO does not participate in the Committee’s deliberations regarding his own compensation. At the Committee’s request, the CEO reviews with the Committee the performance of the other executive officers. Our Compensation Committee gives substantial weight to the CEO’s evaluations and recommendations because he is particularly able to assess the other executive officers’ performance and contributions. Our chief People Officer assists the CEO in developing the other executives’ performance reviews and reviewing external market data to determine the CEO’s executive compensation recommendations.

The Committee annually reviews the base salary of our CEO in executive session and recommends his base salary to the independent members of the Board for approval, based on the criteria described above. The CEO presents his recommendations for his leadership team for base salary adjustments to the Compensation Committee for their review and approval.

Independent Compensation Consultant

Our Compensation Committee has retained Pearl Meyer as its independent consultant with respect to executive compensation matters, as well as non-employee director compensation matters. Pearl Meyer works with our management team to:
•Review and develop our executive compensation peer group;
•Compile annual total direct compensation data for each executive officer, and to compare the compensation opportunities of our executive officers with those at comparable roles at companies in our peer group;
•Conduct an analysis of competitive non-employee director compensation levels and market trends using the same peer group;
•Assist in the design of the short- and long-term incentive plans;
•Work any other related compensation needs; and
•Participate in each compensation committee meeting.
Pearl Meyer reports only to, and acts solely at the direction of, our Compensation Committee. The Committee assessed the independence of Pearl Meyer pursuant to SEC rules and concluded that its work did not raise any conflict of interest that would prevent Pearl Meyer from independently representing our Compensation Committee.
Other Compensation Plans
401(k) Plan. The NEOs are eligible to participate in the Company’s employee benefit plans and programs, including medical and dental benefits, flexible spending accounts, long-term care benefits, and short- and long-term disability and life insurance, to the same extent as the Company’s other full-time employees, subject to the terms and eligibility requirements of those plans. The NEOs also participate in our 401(k) plan, subject to limits imposed by the Internal Revenue Code, to the same extent as the Company’s other full-time employees Mr. Schaefer was entitled to participate in the AlsoEnergy 401(k) plan along with the legacy AlsoEnergy employees for a portion of 2022, until the Stem and AlsoEnergy plans were integrated.
Other Benefits. We do not maintain any defined benefit pension plans or any nonqualified deferred compensation plans.
Limited Perquisites. We provide only limited perquisites to our NEOs. None of our NEOs received an aggregate of $10,000 or more of perquisites or other personal benefits from the Company in 2022, except Ms. Homenock, who was reimbursed for relocation expenses in connection with her joining the Company.
Stock Ownership Guidelines
In April 2022, the Compensation Committee adopted Stock Ownership Guidelines that apply to our executive officers and directors. The guidelines are intended to further the Company’s goal of promoting sound corporate governance practices by aligning the financial interests of the executive officers and directors with those of our stockholders.
Under the guidelines, our CEO is expected to maintain ownership of Stem common stock representing five times his annual base salary, and each other executive officer is expected to maintain ownership of Stem common stock representing two times his or her annual base salary. Board members are each expected to maintain ownership of Stem common stock representing four times his or her annual cash retainer. The guidelines acknowledge that it may take up to five years to achieve compliance. During such time, directors and executive officers are expected to retain 50% of the net shares acquired upon stock option exercises and RSU vesting, until they achieve their minimum requirement under the Guidelines.
Anti-Hedging and Pledging Policies
Our Insider Trading Policy prohibits hedging transactions and encourages our executive officers to exercise caution when pledging Company securities as collateral for a loan. As of April 1, 2023, no shares of Company common stock beneficially owned by a director or executive officer is subject to a pledge.

Compensation Program Risk Considerations
Our management, with the assistance of Pearl Meyer, periodically assesses our compensation plans and programs that apply throughout the Company, including those plans and programs in which our executives participate. The findings are reviewed by senior management prior to being reviewed and discussed with the Compensation Committee.
Plan elements that are reviewed include participants, performance measures, performance and payout curves or formulas, how target level performance is determined (including whether any thresholds and caps exist), how frequently payouts occur, maximum payout opportunities, and the mix of fixed and variable compensation that the plan delivers. The plans and programs are also reviewed from the standpoint of reasonableness (e.g., how payout amounts relate to the results which generate the payment), how well the plans and programs are aligned with Stem’s goals and objectives, and from an overall standpoint, whether these plans and programs represent an appropriate mix of short- and long-term compensation.
The purpose of these reviews is to determine whether the risks related to the design and operation of these plans and programs, if present, are reasonably likely to have a material adverse effect on the company. We believe that our compensation policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on the Company.
The various mitigating factors that support this conclusion include:
•oversight of annual cash incentive awards and all stock-based compensation by the Compensation Committee;
•annual cash incentive award payouts capped at 125% of target;
•appropriate balance of short-term and long-term incentive awards;
•senior management oversight of key plans and programs, including approving target level payouts;
•setting financial and operating goals, and approving payouts;
•administration and oversight of plans and programs by multiple functions within the Company (e.g., finance, legal and human resources); and
•vesting and stock ownership requirements for executive officers, which encourage long-term perspectives among participants.
Executive Compensation Recoupment Policy
We intend to adopt a clawback policy in 2023 to comply with the listing standards adopted by the New York Stock Exchange implementing the SEC’s recently finalized Exchange Act Rule 10-D-1.
Tax Considerations
Section 162(m) of the Internal Revenue Code limits the amount of compensation that may be deducted per covered employee, including each of our NEOs, to $1 million per taxable year. Thus, it is expected that compensation deductions for any covered individual will be subject to a $1 million annual deduction limitation. Although the deductibility of compensation is a consideration evaluated by our Compensation Committee, the Committee may conclude that the lost deduction on compensation for our NEOs is outweighed by the benefit of being able to attract and retain talented management. Accordingly, the Committee will continue to approve executive compensation that it believes is best for Stem without regard to whether the compensation is fully deductible.

REPORT OF THE COMPENSATION COMMITTEE
During 2022, only non-management directors comprised the Compensation Committee. The Board determined that each member of the Compensation Committee is independent under the NYSE listing standards. The Compensation Committee operates under a written charter adopted by the Board. As described more fully in its charter, the purpose of the Compensation Committee is to assist the Board in the review and approval of the compensation and other benefits for our executive officers and directors.
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board, and the Board approved, the inclusion of the “Compensation Discussion and Analysis” section in the Company’s 2022 Annual Report on Form 10-K for the year ended December 31, 2022 (incorporated by reference) and in this Proxy Statement.
Submitted by the Stem Compensation Committee
Michael C. Morgan (Chair)
David Buzby
Jane Woodward

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table sets forth information concerning the compensation paid to our NEOs.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
John Carrington Chief Executive Officer	2022	550,215	999,999	978,778	611,340	—	3,140,333
	2021	475,795	37,815,664	1,654,948	594,825	24,760	40,565,992
	2020	395,521	—	4,210,065	350,625	—	4,956,211

William Bush Chief Financial Officer	2022	425,712	874,995	856,424	322,090	—	2,479,221
	2021	374,167	2,938,958	661,980	315,000	19,231	4,309,336
	2020	350,000	—	1,878,363	150,000	—	2,378,363

Saul Laureles Chief Legal Officer and Corporate Secretary	2022	374,844	1,041,932	660,674	246,304	—	2,323,754

Kim Homenock Chief People Officer	2022	281,834	1,299,987	493,394	176,834	38,246	2,290,295

Robert Schaefer President, AlsoEnergy	2022	314,423	5,624,992	611,732	322,090	—	6,873,238

_______________
(1)Amounts reflect salary actually paid to the NEOs in the years shown.
(2)Amounts reflect the aggregate grant date fair value of time-vested restricted stock units (“RSUs”) granted to the NEOs in the years shown, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC Topic 718), and based on the closing price of our common stock on the date of grant. These amounts may not correspond to the actual value eventually realized by each NEO because the value depends on the market value of our common stock at the time the award vests. See Note 16, “Stock-Based Compensation,” to our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2022 for additional information regarding these amounts.
(3)Amounts reflect the aggregate grant date fair value of option awards granted to the NEOs in the years shown, computed in accordance with FASB ASC Topic 718. This amount reflects an accounting expense and does not correspond to actual value that may be realized by the NEOs in the future. A description of the methodologies and assumptions we use to value option awards, and the manner in which we recognize the related expense, are described in Note 16, “Stock-Based Compensation,” to our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2022. The NEOs may never realize any value from these stock options and, to the extent that they do, the amounts realized may have no correlation to the amounts reported above.
(4)Amounts reflect annual cash incentives earned by the NEOs for the years shown. As a result, we have excluded the “Bonus” column. The NEOs were each eligible to receive annual cash incentives determined as a percentage of their respective base salaries based on the achievement of pre-established financial and operational metrics.
(5)Amounts for 2022 reflect a relocation benefit paid to Ms. Homenock in connection with her joining the Company.

2022 Grants of Plan-Based Awards
The following table sets forth information with respect to plan-based awards granted to our named executive officers in 2022.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Mr. Carrington		423,500	605,000	756,250
	3/1/22					167,470(2)	9.33	978,778
	3/1/22				107,181(4)			999,999

Mr. Bush		223,125	318,750	398,438
	3/1/22					146,535(2)	9.33	856,424
	3/1/22				93,783(5)			874,995

Mr. Laureles		170,625	243,750	304,688
	3/1/22					113,042(2)	9.33	660,674
	3/1/22				72,347(5)			674,998
	7/28/22				34,325(6)			366,934

Ms. Homenock		122,500	175,000	218,750
	3/14/22					104,305(7)	7.49	493,394
	3/14/22				120,159(7)			1,299,987

Mr. Schaefer		223,125	318,750	398,438
	3/1/22					104,668(2)	9.33	611,732
	3/1/22				66,988(5)			624,998
	3/14/22				667,556(8)			4,999,994

_______________
(1)These columns show the possible cash incentive payouts for each NEO for fiscal year 2022 based on performance goals set for the year. Threshold, target and maximum possible payouts are based on the annual cash incentive range established for each NEO, which is expressed as a percentage of base salary for the year. Threshold amounts are payable only if minimum performance goals are met. Actual cash incentive amounts earned for 2022 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For information about the 2022 cash incentive paid to our NEOs, see “Compensation Discussion and Analysis—Elements of 2022 Compensation—Annual Cash Incentive Awards.”
(2)Stock options granted to the named executive officers on March 1, 2022 vest in equal annual instalments over a four-year period.
(3)Stock option exercise prices reflect the closing price of Stem common stock on the grant date.
(4)Dollar amount reported reflects the grant date fair value, in each case computed in accordance with FASB ASC Topic 718. See the footnotes to the Summary Compensation Table and Note 16, “Stock-Based Compensation,” to our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2022 for the relevant assumptions used to determine the valuation of our stock and option awards.
(5)The RSUs granted to the named executive officers on March 1, 2022 vest in equal annual instalments over a four-year period, subject to such executive’s continued employment with the Company.
(6)The RSUs granted to Mr. Laureles on July 28, 2022 fully vest on January 28, 2024, subject to his continued employment with the Company.

(7)Ms. Homenock’s grants were made on March 14, 2022 and vest as follows: (i) all options and 66,755 of her RSUs will vest in four equal annual installments beginning on March 14, 2023, subject to her continued employment with the Company (in the case of RSUs) and (ii) 53,404 RSUs fully vested on March 14, 2023.
(8)The RSUs granted to Mr. Schaefer on March 14, 2022 fully vest on March 14, 2025, subject to his continued employment with the Company.
Outstanding Equity Awards at 2022 Fiscal-Year End
The following table sets forth additional information regarding outstanding and unexercised stock options and outstanding RSU awards for each of our NEOs as of December 31, 2022.

Name	Grant Date		Option Awards(1)				Stock Awards(1)
			Number of Securities Underlying Unexercised Options (#)* Exercisable	Number of Securities Underlying Unexercised Options (#)* Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)**
John Carrington	02/08/2015		206,184	—	0.97	02/07/2025
	02/08/2015		3,381	—	0.97	02/07/2025
	10/28/2015		777,150	—	1.25	10/27/2025
	10/22/2019		1,165,455	—	2.41	10/21/2029
	12/03/2020		204,600	—	6.81	12/02/2030
	12/03/2020		391,416	391,416	6.81	12/02/2030
	05/28/2021		24,664	73,994	25.34	05/28/2031
	03/01/2022			167,470	9.33	03/01/2032
	7/2/2021	(2)					1,000,000	8,940,000
	7/2/2021						29,598	264,606
	03/01/2022						107,181	958,198

William Bush	05/30/2017		6	—	1.67	05/30/2027
	10/22/2019		194,558	—	2.41	10/21/2029
	12/03/2020		170,988	170,989	6.81	12/02/2030
	12/03/2020		99,608	—	6.81	12/02/2030
	05/28/2021		9,865	29,598	25.34	05/28/2031
	03/01/2022		—	146,535	9.33	03/01/2032
	7/2/2021	(3)					65,000	581,100
	7/2/2021						11,839	105,841
	03/01/2022						93,783	838,420

Saul Laureles	05/28/2021		8,632	25,898	25.34	05/28/2031
	03/01/2022		—	113,042	9.33	03/01/2032
	03/01/2022						72,347	646,782
	07/28/2022	(4)					34,325	306,866
	07/02/2021						10,359	92,609

Kim Homenock	03/14/2022		—	104,305	7.49	03/14/2032
	03/14/2022						66,755	596,790
	03/14/2022	(5)					53,404	477,432

Robert Schaefer	03/01/2022		—	104,668	9.33	03/01/2032
	03/01/2022						66,988	598,873
	03/14/2022	(6)					667,556	5,967,951

_______________
*     Certain values included in the corresponding columns in last year's proxy statement reflected immaterial errors that have been corrected in the table above.

**    Market values in the final column were determined by multiplying the number of units of stock by $8.94, the closing price of our common stock on December 30, 2022, the last trading day of the year.
(1)On April 27, 2021, our stockholders approved the 2021 Plan. Prior to that date, equity awards were granted under the Stem, Inc. 2009 Equity Incentive Plan (the “2009 Plan”). Following the adoption of the 2021 Plan, no further grants of awards have been made or will be made under the 2009 Plan. Unless otherwise noted below, options disclosed in this table generally vest over four years, with 25% of the option vesting on the one-year anniversary of the vesting commencement date and 1/48th of the option vesting monthly thereafter through the four-year anniversary of the vesting commencement date, subject to the named executive officer’s continued employment with the Company through the applicable vesting dates; provided that stock options granted on March 1, 2022 vest in four equal annual installments beginning on the one-year anniversary of the grant date subject to the named executive officer’s continued employment with the Company through the applicable vesting dates. Stock awards disclosed in this table are in the form of RSUs and, unless otherwise noted below, generally vest in four equal annual installments beginning on the anniversary of the grant date.
(2)Mr. Carrington was awarded a Closing Grant of 1,000,000 RSUs in recognition of his leadership in closing the Merger and for retention purposes. To promote retention of Mr. Carrington during our critical transition to a public company, his Closing Grant will vest over seven years, with the first 3/7 of his award (43%) “cliff” vesting on April 28, 2024, subject to Mr. Carrington’s continued employment with the Company on such date.
(3)Mr. Bush was awarded a Closing Grant of 65,000 RSUs in recognition of his leadership in closing the Merger. The RSU award vests 100% on April 28, 2024, subject to his continued employment with the Company on such date.
(4)Mr. Laureles was awarded 34,325 RSUs that vest 100% on January 28, 2024, subject to his continued employment with the Company on such date.
(5)All of Ms. Homenock’s 53,404 RSUs in this row vested 100% on March 14, 2023.
(6)Mr. Schaefer was awarded 667,556 RSUs in connection with the closing of the AlsoEnergy Acquisition, which vests 100% on the March 14, 2025, subject to his continued employment with the Company on such date.
Option Exercises and Stock Vested in 2022
The following table provides additional information about options exercised and RSU awards vested for our NEOs in the fiscal year ended December 31, 2022:

Name	Option Awards		RSU Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
John Carrington	133,465	1,274,591	9,865	76,651
William Bush	180,000	1,077,387	3,946	30,660
Saul Laureles	—	—	22,198	172,478
Kim Homenock	—	—	—	—
Robert Schaefer	—	—	—	—
_______________
(1)    Represents the amounts realized based on the difference between the market price of the Company’s stock on the date of grant and the exercise price.
(2)    Represents the amounts realized based on the fair market value of the Company’s stock on the vesting date of the restricted stock units.

Potential Payments Upon Termination or Change in Control
Each NEO is party to an employment agreement (the “Employment Agreements”) that provides for certain severance payments and benefits in connection with certain qualifying terminations of employment, as well as enhanced severance payments and benefits if qualifying terminations of employment occur in connection with a “Change in Control” (as defined in the 2021 Plan). In April 2022, the Compensation Committee conducted a review of its executive severance and change in control practices and concluded that they were in line with market practice.
Employment Agreements
The “Change in Control Period” in the Employment Agreements commences three months prior to the occurrence of the Change in Control and ends 12 months following the Change in Control. Upon a termination without “Cause” (other than a termination due to death or disability) or resignation for “Good Reason,” in each case, outside of the Change in

Control Period, each NEO would be eligible to receive: (i) payment of any bonus earned, but not yet paid for the year prior to the year of termination; (ii) an amount equal to 12 months (in the case of Mr. Carrington and Mr. Schaefer) or nine months (in the case of Mr. Bush, Mr. Laureles and Ms. Homenock) of his or her annual base salary in effect immediately prior to termination; (iii) payment of a pro rata bonus for the year of termination based on actual performance; and (iv) payment or reimbursement for the premiums that the NEO would be required to pay to maintain continued health coverage under COBRA for a period of up to 12 months (in the case of Mr. Carrington) or nine months (in the case of Mr. Bush, Mr. Laureles, Ms. Homenock and Mr. Schaefer) following the date of termination. Mr. Carrington, Mr. Bush and Mr. Schaefer would also be entitled to accelerated vesting of the portion of the equity grant they received in connection with the closing of the Merger (in the case of Mr. Carrington and Mr. Bush) or the AlsoEnergy Acquisition (in the case of Mr. Schaefer) (each a “Closing Grant”) that would have otherwise vested within 12 months (in the case of Mr. Carrington), six months (in the case of Mr. Bush) or three months (in the case of Mr. Schaefer) following the date of termination, assuming employment had continued through such date. Receipt of all such payments and benefits would be subject to the NEO’s execution and non-revocation of a release of claims and his continued compliance with the covenants set forth in his Employment Agreement.
Upon a termination without Cause (other than a termination due to death or disability) or resignation for Good Reason, in each case, during the Change in Control Period, each named executive officer would be eligible to receive: (i) cash payment equal to two times (in the case of Mr. Carrington) or one times (in the case of Mr. Bush, Mr. Laureles, Ms. Homenock and Mr. Schaefer) the sum of the named executive officer’s annual base salary plus target bonus; (ii) payment of any bonus earned, but not yet paid for the year prior to the year of termination; (iii) payment of a pro-rata bonus for the year of termination based on actual performance; and (iv) payment or reimbursement for the premium that the named executive officer would be required to pay to maintain continued health coverage under COBRA for a period of up to eighteen months (in the case of Mr. Carrington) or twelve months (in the case of Mr. Bush, Mr. Laureles, Ms. Homenock and Mr. Schaefer) following the date of termination. Mr. Carrington, Mr. Bush and Mr. Schaefer would also be entitled to full vesting of the Closing Grant. Receipt of all such payments and benefits would be subject to the named executive officer’s execution and non-revocation of a release of claims and his continued compliance with the covenants set forth in the Employment Agreements.
The 2021 Plan
Pursuant to the terms of the 2021 Plan, and unless provided otherwise in an award agreement or other agreement between us or an affiliate and the participant, in the event of Change in Control (as defined in the 2021 Plan), our board of directors will take one or more of the following actions with respect to each outstanding award, contingent upon the closing or completion of the Change in Control:
•arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the award or to substitute a similar stock award for the award (including, but not limited to, an award to acquire the same consideration per share paid to the stockholders of the company pursuant to the Change in Control);
•arrange for the assignment of any reacquisition or repurchase rights held by us in respect of common stock issued pursuant to the award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);
•accelerate the vesting, in whole or in part, of the award (and, if applicable, the time at which the award may be exercised) to a date prior to the effective time of such Change in Control as determined by our board of directors, with such award terminating if not exercised (if applicable) at or prior to the effective time of the Change in Control, and with such exercise reversed if the Change in Control does not become effective;
•arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us with respect to the award;
•cancel or arrange for the cancellation of the award, to the extent not vested or not exercised prior to the effective time of the Change in Control, in exchange for such cash consideration, if any, as our board of directors, in its reasonable determination, may consider appropriate as an approximation of the value of the cancelled award; and

•cancel or arrange for the cancellation of the award, to the extent not vested or not exercised prior to the effective time of the Change in Control, in exchange for a payment equal to the excess, if any, of (A) the value in the Change in Control of the property the participant would have received upon the exercise of the award immediately prior to the effective time of the Change in Control, over (B) any exercise price payable by such holder in connection with such exercise.
Our Board need not take the same action or actions with respect to all awards or portions thereof or with respect to all participants and may take different actions with respect to the vested and unvested portions of an award. In the absence of any affirmative determination by our board of directors at the time of a Change in Control, each outstanding award will be assumed or an equivalent award will be substituted by such successor corporation or a parent or subsidiary of such successor corporation, referred to as a successor corporation, unless the successor corporation does not agree to assume the award or to substitute an equivalent award, in which case the vesting of such award will accelerate in its entirety (along with, if applicable, the time at which the award may be exercised) to a date prior to the effective time of such Change in Control as our board of directors will determine (or, if our board of directors does not determine such a date, to the date that is five (5) days prior to the effective date of the Change in Control), with such award terminating if not exercised (if applicable) at or prior to the effective time of the Change in Control, and with such exercise reversed if the Change in Control does not become effective.
Estimated Payments as of December 31, 2022
The following table presents the estimated payments that each of our named executive officers would have been entitled to receive under the arrangements described above assuming that a termination of employment and, where applicable, a change in control of the company had occurred as of December 30, 2022 (the last trading day of 2022) and based on the closing price per share of our common stock on such date ($8.94 on December 30, 2022). Amounts actually received by an NEO (if any) upon termination of employment will vary based on factors such as the timing during the year of any such event, the company’s stock price, and any changes to our benefit arrangements and policies. Amounts shown do not include: (i) benefits earned during the term of the named executive officer’s employment that are available to all benefit-eligible salaried employees and (ii) the value of vested equity awards that the named executive officer is entitled to regardless of whether employment is terminated.

Name	Benefit	Termination Without Cause or For Good Reason ($)	Termination Without Cause or For Good Reason in connection with a Change in Control ($)
Mr. Carrington	Earned unpaid bonus (1)	—	—
	Base Salary Severance (2)	550,000	—
	Pro-rated bonus for year of termination (3)	611,340	611,340
	COBRA benefit (4)	58,452	87,677
	Base Salary plus Bonus Severance (5)	—	2,310,000
	Accelerated vesting of Closing Grant (6)	—	8,940,000
	Total	1,219,792	11,949,017

Mr. Bush	Earned unpaid bonus (1)	—	—
	Base Salary Severance (2)	318,750	—
	Pro-rated bonus for year of termination (3)	322,090	322,090
	COBRA benefit (4)	32,419	43,225
	Base Salary plus Bonus Severance (5)	—	743,750
	Accelerated vesting of Closing Grant (6)	—	581,100
	Total	673,259	1,690,165

Mr. Laureles	Earned unpaid bonus (1)	—	—
	Base Salary Severance (2)	281,250	—
	Pro-rated bonus for year of termination (3)	246,304	246,304
	COBRA benefit (4)	21,952	29,270
	Base Salary plus Bonus Severance (5)	—	618,750
	Total	549,506	894,324

Ms. Homenock	Earned unpaid bonus (1)	—	—
	Base Salary Severance (2)	262,500	—
	Pro-rated bonus for year of termination (3)	176,834	176,834
	COBRA benefit (4)	33,347	44,463
	Base Salary plus Bonus Severance (5)	—	525,000
	Total	472,681	746,297

Mr. Schaefer	Earned unpaid bonus (1)	—	—
	Base Salary Severance (2)	425,000	—
	Pro-rated bonus for year of termination (3)	322,090	322,090
	COBRA benefit (4)	10,029	13,372
	Base Salary plus Bonus Severance (5)	—	743,750
	Accelerated vesting of Closing Grant (6)	—	5,967,951
	Total	757,119	7,047,163

_______________
(1)Represents the portion of each NEO’s bonus for the year prior to their departure that was earned but unpaid as of the date of termination. There would have been no earned but unpaid amount for 2021 upon a departure as of December 31, 2022.
(2)With respect to a qualifying termination not in connection with a change in control, represents an amount equal to 12 months (in the case of Mr. Carrington and Mr. Schaefer) or nine months (in the case of Mr. Bush, Mr. Laureles and Ms. Homenock) of his or her annual base salary in effect immediately prior to termination.
(3)In light of the assumed date of termination of December 31, 2022, represents payment of the bonus earned for 2022 based on actual performance.

(4)With respect to a qualifying termination not in connection with a change in control, represents payment or reimbursement for the premiums that the officer would be required to pay to maintain continued health coverage under COBRA for a period of up to 12 months (in the case of Mr. Carrington) or nine months (in the case of Mr. Bush, Mr. Laureles, Ms. Homenock and Mr. Schaefer) following the date of termination. With respect to a qualifying termination in connection with a change in control, represents payment or reimbursement for the premium that the named executive officer would be required to pay to maintain continued health coverage under COBRA for a period of up to eighteen months (in the case of Mr. Carrington) or twelve months (in the case of Mr. Bush, Mr. Laureles, Ms. Homenock and Mr. Schaefer) following the date of termination.
(5)With respect to a qualifying termination in connection with a change in control, represents cash payment equal to two times (in the case of Mr. Carrington) or one times (in the case of Mr. Bush, Mr. Laureles, Ms. Homenock and Mr. Schaefer) the sum of the named executive officer’s annual base salary plus target bonus.
(6)With respect to a qualifying termination of Messrs. Carrington, Bush and Schaefer not in connection with a change in control, represents the value of accelerated vesting of the portion of the equity grant they received in connection with the closing of the Merger (in the case of Messrs. Carrington and Bush) or the AlsoEnergy Acquisition (in the case of Mr. Schaefer) that would have otherwise vested within 12 months (in the case of Mr. Carrington), six months (in the case of Mr. Bush) or three months (in the case of Mr. Schaefer) following the date of termination, assuming employment had continued through such date. The value set forth in the event of a double trigger termination is the same value that would apply in the event of a change in control of the company where the awards are not assumed or substituted.
PAY VERSUS PERFORMANCE
The Company has prepared this disclosure in accordance with the SEC’s pay versus performance rules in Item 402(v) of Regulation S-K under the 1934 Act (“Item 402(v)”) and does not necessarily reflect value actually realized by our NEOs or how the Compensation Committee evaluates compensation decisions in light of Company or individual performance. For discussion of how the Compensation Committee seeks to align pay with performance when making compensation decisions, please review the Compensation Discussion and Analysis beginning on page 29.
Pay Versus Performance Table
The following table and related disclosure provide the information required for our NEOs for each of the fiscal years ended December 31, 2022 and December 31, 2021 along with the required financial information required for each fiscal year:

					Year-end value of $100 invested on 4/28/2021 in:
Year (1)	Summary Compensation Table Total for CEO $	Compensation Actually Paid to CEO (2) $	Average Summary Compensation Table Total for Non-CEO NEOs (3) $	Average Compensation Actually Paid to Non-CEO NEOs (2)(3) $	STEM $	NASDAQ Clean Edge Green Energy Index $	Net Income (in millions) $	Revenue (in millions) $
2022	3,140,333	(13,241,250)	3,491,627	2,863,999	33.60	69.88	(124.1)	363.0
2021	40,565,992	40,826,778	4,178,677	6,916,368	71.29	100.67	(101.2)	127.4
_______________
(1)Due to the timing of the Merger, we are providing pay versus performance information for two years in accordance with the transitional rule for new registrants.
(2)Deductions from, and additions to, total compensation in the Summary Compensation Table by year to calculate Compensation Actually Paid include:

	2022			2021
	John Carrington		Average Non-CEO NEOs	John Carrington	Average Non-CEO NEOs
Total Compensation from Summary Compensation Table	$3,140,333		$3,491,627	$40,565,992	$4,178,677

Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	$(1,978,777)		$(2,866,033)	$(39,470,612)	$(3,523,673)
Year-end fair value of unvested awards granted in the current year	$2,046,816		$3,246,464	$20,990,331	$1,990,669
Year-over-year difference of year-end fair values for unvested awards granted in prior years	$(14,647,716)		$(739,217)	$9,142,970	$2,006,457
Fair values at vest date for awards granted and vested in current year	$—		$—	$—	$—
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	$(1,801,906)		$(268,842)	$9,598,097	$2,264,238
Forfeitures during current year equal to prior year-end fair value	$—		$—	$—	$—
Dividends or dividend equivalents not otherwise included in total compensation	$—		$—	$—	$—
Total Adjustments for Equity Awards	$(16,381,583)	$(16,381,583)	$(627,628)	$260,786	$2,737,691

Compensation Actually Paid (as calculated)	$(13,241,250)		$2,863,999	$40,826,778	$6,916,368
_______________
(3)Non-CEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following executives by year:
•2022: William Bush, Saul Laureles, Kim Homenock and Robert Schaefer
•2021: William Bush and Larsh Johnson
(4)    Total Shareholder Return (TSR) is calculated by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s share price at the end of each fiscal year shown and the beginning of the measurement period, and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period.
Relationship between CAP and Performance
The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:
•Stem’s cumulative TSR
•Stem’s Net Income
•Stem’s Revenue

The following table identifies the four financial performance measures that, in the Company’s assessment, represent the four most important measures used to link CAP for our NEOs to Company performance for 2022. The role of each of these performance measures on our NEOs’ compensation is discussed in the CD&A above:

Financial Performance Measures
Revenue
Adjusted EBITDA
Contracted Annual Recurring Revenue
Contracted Backlog

CEO PAY RATIO DISCLOSURE
Based on the methodology described below, our CEO’s 2022 total compensation of $3,140,332 was 13.48 times our median employee’s 2022 total compensation of $233,008.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. For these purposes, we identified the median compensated employee using gross cash compensation reflected in our payroll records for all individuals who were employed by us on December 31, 2022, excluding our Chief Executive Officer. The SEC’s rules also allow us to omit the employees of a newly-acquired entity from our pay ratio calculation for the fiscal year in which the acquisition occurs. As a result, when calculating our 2022 pay ratio, we excluded 398 employees acquired in connection with the AlsoEnergy Acquisition. We annualized wages for any employee who did not work for the entire year, unless such employee was designated as temporary, seasonal or other non-permanent category in our records.
The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information as of December 31, 2022 about our equity compensation plans, all of which have been approved by our stockholders. As of that date, we had outstanding awards under two equity compensation plans: our 2009 Equity Incentive Plan (the “2009 Plan”) and the 2021 Plan. Awards currently may be granted only under our 2021 Plan.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	14,963,127	$6.88	14,737,772
Equity compensation plans not approved by security holders	—	—	—
_______________
(a)Reflects all shares of common stock subject to outstanding options and RSUs granted under the 2009 Plan and the 2021 Plan.
(b)The weighted average exercise price relates solely to outstanding stock options, since shares subject to the RSUs have no exercise price.

DIRECTOR COMPENSATION
The Compensation Committee is responsible for periodically reviewing and approving the form and amount of compensation paid to our non-employee directors for their service on our Board and its committees. Directors who are employees of the Company do not receive compensation for serving on the Board.
In making non-employee director compensation recommendations, the Compensation Committee takes various factors into consideration, including the responsibilities of directors generally, as well as committee chairs, and the form and amount of compensation paid to directors by peer companies.
The Compensation Committee performed its annual review of non-employee director compensation in April 2022. The Compensation Committee’s independent consultants presented a comparison of the Company’s non-employee director compensation program with that of the companies in the executive compensation peer group, which illustrated that the cash component of such compensation was below the median and the equity component was near the median.
In July 2022, the Compensation Committee increased the non-employee director annual cash retainer from $36,000 to $60,000 and increased the annual cash retainer for the Nominating Committee Chair from $8,000 to $10,000. No changes were made to the equity component of the non-employee director compensation program. These increases were effective July 1, 2022.
Cash Compensation.  The following table shows the cash retainer for service on the Board and various committees after giving effect to the July 1, 2022 increases. Cash payments were made quarterly in arrears. Compensation for committee chair service is in lieu of compensation for committee membership, and not in addition to it.

Position	Cash Retainer ($)
Board Member	60,000
Additional Retainers
Chairman of the Board	45,000
Audit Committee Chair	20,000
Compensation Committee Chair	12,000
Nominating Committee Chair	10,000
Audit Committee Member	10,000
Compensation Committee Member	6,000
Nominating Committee Member	4,000
Equity Compensation. Upon election or re-election to our Board and in connection with each annual meeting of stockholders, non-employee directors receive an annual equity grant of time-based RSUs with a target grant date fair value of $140,000, subject to an overall per-director limit of $600,000 on the total cash fees paid and value of equity granted in a single year. In 2022, each non-employee director was awarded 20,498 RSUs, which will vest in full on June 15, 2023, the anniversary of our 2022 annual meeting of stockholders.

The following table shows total compensation actually received by our non-employee directors for their service in 2022.
2022 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
David Buzby	99,000	219,124	—	318,124
Adam E. Daley	58,000	219,124	—	277,124
Michael C. Morgan	60,000	219,124	—	279,124
Anil Tammineedi	62,000	219,124	—	281,124
Lisa L. Troe	68,000	219,124	—	287,124
Laura D’Andrea Tyson	57,000	219,124	—	276,124
Jane Woodward	58,000	219,124	—	277,124
_______________
(1)Amounts reported reflect the aggregate grant date fair value of RSUs, calculated in accordance with applicable accounting standards and based on the closing price of our common stock on July 28, 2022 (the date the Compensation Committee approved such awards) of $10.69. Amounts reported are greater than the target value of $140,000 due to an increase in the market value of our common stock between the target value date of June 15, 2022 (the date our Class I directors were re-elected to the Board at our 2022 annual stockholder meeting) and July 28, 2022. These amounts may not correspond to the actual value eventually realized by each director because the value depends on the market value of our common stock at the time the RSU award vests. As of December 31, 2022, none of our non-employee directors held outstanding equity awards, other than those shown in the table above, except for Mr. Buzby who holds 23,717 stock options that were awarded before the Merger.
Non-employee directors who begin their Board, Board Chair, committee or committee chair service after the Annual Meeting receive a prorated amount of annual compensation. Stem also reimburses non-employee directors for reasonable travel and other business expenses incurred in the performance of their services for Stem, in accordance with Stem’s expense reimbursement policy as in effect from time to time.

CERTAIN INFORMATION ABOUT OUR COMMON STOCK
Security Ownership by Management and our Board
The following table and accompanying footnotes set forth information known to us with respect to the beneficial ownership of our common stock as of March 3, 2023 for (i) each director and director nominee, (ii) each of our named executive officers, and (iii) all directors and executive officers as a group.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such powers within 60 days.
The beneficial ownership percentages set forth in the table below are based on 155,003,356 shares of our common stock issued and outstanding as of March 3, 2023. The number of shares beneficially owned by each person or group as of March 3, 2023 includes shares of common stock that such person or group has the right to acquire within 60 days of March 3, 2023, including upon the exercise of options to purchase common stock or the vesting of RSUs. References to options in the footnotes to the table below include only options outstanding as of March 3, 2023 that are currently exercisable or that become exercisable within 60 days of March 3, 2023, and references to RSUs in the footnotes to the table below are only to RSUs outstanding as of March 3, 2023 and that vest within 60 days of March 3, 2023.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to the shares listed and the address of each individual is the Company’s address set forth on the first page of this Proxy Statement.

Name and Address	Shares Beneficially Owned	Percentage of Total
Named Executive Officers and Directors
John Carrington (1)	2,973,886	1.88%
William Bush (2)	771,514	*
Saul Laureles (3)	78,206	*
Kim Homenock (4)	122,870	*
Robert Schaefer (5)	1,846,517	1.19%
David Buzby (6)	558,711	*
Adam E. Daley (7)	275,800	*
Michael C. Morgan (8)	1,851,642	1.19%
Anil Tammineedi (9)	4,295,373	2.77%
Lisa L. Troe	5,524	*
Laura D’Andrea Tyson	5,524	*
Jane Woodward	5,524	*
All current directors and executive officers as a group (16 persons)	14,596,502	9.12%
_______________
*Represents beneficial ownership of less than one percent.
(1)Includes 9,865 RSUs and options to purchase 2,839,382 shares.
(2)Includes 3,946 RSUs, and options to purchase 521,524 shares
(3)Includes 3,453 RSUs and options to purchase 45,525 shares.
(4)Includes 70,092 RSUs and options to purchase 26,076 shares.
(5)Includes options to purchase 26,167 shares.
(6)Includes 558,711 shares of common stock held by the David S. Buzby Revocable Trust, of which Mr. Buzby serves as trustee.
(7)Includes (a) 92,776 shares held by Daley Revocable Trust, of which Mr. Daley is a trustee, and (b) 96,251 shares held by Daley Investment Trust, of which Mr. Daley is a trustee.
(8)Includes (a) 37,500 shares of common stock held in a family trust (M GST) of which Mr. Morgan is an investment adviser; (b) 37,500 shares of common stock held in a family trust (C GST) of which Mr. Morgan is an investment adviser; (c) 542,181 shares of common stock held in a trust for which Mr. Morgan acts as trustee; (d) 1,178,937 shares of common stock held by Portcullis Investments, LP; and (e) 50,000 shares of common stock held by Portcullis Partners, LP. Mr. Morgan is Manager of the general partner of Portcullis Investments, LP and Portcullis Partners, L.P.

(9)Includes 4,289,849 shares of common stock held by Angeleno Investors III, L.P. Mr. Tammineedi is a Principal at Angeleno Group, an affiliate of Angeleno Investors III, L.P., and may be deemed to share voting and investment power with respect to all shares held by Angeleno Investors III, L.P.
Security Ownership of Certain Beneficial Owners
The following table sets forth information as of December 31, 2022, with respect to persons known by the Company to be the beneficial owners of more than 5% of our common stock, based solely on the information reported by such persons in their Schedule 13G filings with the SEC. For each entity included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such entity by the 155,003,356 shares of common stock outstanding on March 3, 2023.

Name and Address	Shares Beneficially Owned	Percentage of Total
The Vanguard Group (1) 100 Vanguard Blvd. Malvern, PA 19355	13,642,662	8.80%
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	9,572,570	6.18%
_______________
(1)Based solely on a Schedule 13G/A filed on February 9, 2023 by the Vanguard Group. Such filing indicates that The Vanguard Group has sole voting power with respect to 0 shares, shared voting power with respect to 223,945 shares, sole investment power with respect to 13,316,060 shares, and shared investment power with respect to 326,602 shares.
(2)Based solely on a Schedule 13G filed on February 3, 2023 by BlackRock, Inc. Such filing indicates that BlackRock, Inc. has sole voting power with respect to 9,451,991 shares, shared voting power with respect to 0 shares, sole investment power with respect to 9,572,570 shares, and shared investment power with respect to 0 shares.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, among others, to file an initial report of ownership of Stem common stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. The Company believes, based solely on a review of the forms filed with the SEC and on written representations from reporting persons, that with respect to the fiscal year ended December 31, 2022, all of its executive officers and directors filed on a timely basis the reports required to be filed under Section 16(a) of the Exchange Act except that a single transaction was reported late for each of Rahul Shukla, Robert Schaefer, Larsh Johnson, Michael Morgan and Michael Carlson, and Ms. Homenock's Form 3 was filed late.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transactions
The following is a summary of each transaction or series of similar transactions since January 1, 2022, or any currently proposed transaction, to which we were or are a party in which:
•the amount involved exceeds $120,000; and
•any “related person,” including our directors or executive officers, any holder of 5% or more of our common stock or any member of his or her immediate family, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the sections titled “Executive Compensation” and “Director Compensation” or that were approved by our Compensation Committee.
Investor Rights Agreement
In connection with the Merger, Star Peak Sponsor LLC (the “Sponsor”), certain substantial holders of the Company’s common stock (determined on an as-converted basis) (the “New Holders”), STPK’s officers and directors and their affiliates, the Company’s Chief Executive Officer and Chairman (together with the New Holders, the “Investors”) entered into the Investor Rights Agreement, which became effective upon the consummation of the Merger. In accordance with the Investor Rights Agreement, the Sponsor and the Investors and their permitted transferees are entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights. The Investor Rights Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.
Pursuant to the Investor Rights Agreement, the New Holders agreed, subject to certain exceptions, (i) not to transfer or dispose of their Common Stock until (x) the earlier of six months after the consummation of the Merger and (y) the date after the closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their equity holdings in the Company for cash, securities or other property, and (ii) not engage, directly or indirectly, in any short sales or other hedging or derivative transactions involving the Company’s common stock or warrants until six months after the consummation of the Merger. In addition, STPK’s officers and directors and their affiliates, the Company’s Chief Executive Officer and Chairman agreed, subject to certain exceptions, not to transfer or dispose of their common stock during the period from the date of the closing of the Merger through the earlier of (i) the first anniversary of the consummation of Merger, (ii) the date that the closing price of the common stock equals or exceeds $12.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for twenty (20) trading days within any 30 trading day period following the 150th day following the Merger and (iii) the consummation of a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Related Party Transaction Policy
We have adopted a written related party transaction policy that sets forth our procedures for the identification, review, consideration, and approval or ratification of related person transactions. For purposes of our policy, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements, or relationships, in which (i) the aggregate amount involved exceeds or is expected to exceed $100,000, (ii) the Company or any of its subsidiaries was, is or will be a participant, and (iii) any related person (as defined above) had, has or will have a direct or indirect interest. Transactions involving compensation for services provided to us as an employee or director, among other limited exceptions, are deemed to have standing pre-approval by the Nominating Committee but may be specifically reviewed if appropriate in light of the facts and circumstances.
Under the policy, if a transaction has been identified as a related party transaction, our management must present information regarding the related party transaction to our Nominating Committee for review, consideration, and approval or ratification. We will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related party transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our directors, officers, and employees have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related party transactions, our Nominating Committee will take into account the relevant available facts and circumstances including, but not limited to: (i) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and (ii) the extent of the interest of the related person in the transaction.
The Investor Rights Agreement described above was entered into prior to our adoption of our formal, written policy, and, accordingly, the foregoing policies and procedures were not followed with respect to this transaction. However, we believe that the terms obtained were comparable to terms available in an arm’s-length transaction at such time.

OTHER MATTERS
Stockholder Proposals and Director Nominations for Next Year’s Annual Meeting
Pursuant to Rule 14a-8 of the Exchange Act, stockholders who wish to submit proposals for inclusion in the proxy statement for the 2024 Annual Meeting of Stockholders must send such proposals to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. Such proposals must be received by us as of 6:00 p.m. Pacific Time on December 23, 2023 and must comply with Rule 14a-8 of the Exchange Act. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.
As set forth in our bylaws, if a stockholder intends to make a nomination for director election or present a proposal for other business (other than pursuant to Rule 14a-8 of the Exchange Act) at the 2024 Annual Meeting of Stockholders, the stockholder’s notice must be received by our Corporate Secretary at the address set forth on the first page of this Proxy Statement no earlier than the 120th day and no later than the 90th day before the anniversary of the last annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the 90th day before such annual meeting or the 10th day following the date on which the Company makes the first public announcement of the date of such annual meeting. Therefore, unless the 2024 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary of the Annual Meeting, notice of proposed nominations or proposals (other than pursuant to Rule 14a-8 of the Exchange Act) must be received by our Corporate Secretary no earlier than February 8, 2024 and no later than the 6:00 p.m. Pacific Time on March 9, 2024.
Any such director nomination or stockholder proposal must be a proper matter for stockholder action and must comply with the terms and conditions set forth in our Bylaws (which include the timing and information required under Rule 14a-19 of the Exchange Act). If a stockholder fails to meet these deadlines or fails to satisfy the requirements of Rule 14a-4 of the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate. We reserve the right to reject, rule out of order or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.
Delivery of Documents to Stockholders Sharing an Address
A number of brokerage firms have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders who have the same address and do not participate in electronic delivery of proxy materials will receive only one copy of the proxy materials, including this Proxy Statement, the Notice, and our Annual Report on Form 10-K for the year ended December 31, 2022, until such time as one or more of these stockholders notifies us that they wish to receive individual copies. This procedure helps to reduce duplicate mailings and save printing costs and postage fees, as well as natural resources. If you received a “householding” mailing this year and would like to have additional copies of the proxy materials mailed to you, please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement, or call (877) 374-7836, and we will promptly deliver the proxy materials to you. Please contact your broker if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of “householding” for future mailings.
Availability of Additional Information
We will provide, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2022, including exhibits, on the written or oral request of any stockholder of the Company. Please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement, or call the number above.

ANNEX A
Adjusted EBITDA
This Proxy Statement includes a discussion of the non-GAAP financial measure Adjusted EBITDA. The expenses and other items that we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude when calculating Adjusted EBITDA.
We calculate Adjusted EBITDA as net loss before depreciation and amortization, including amortization of internally developed software, net interest expense, further adjusted to exclude stock-based compensation and other income and expense items, including transaction and acquisition related charges, the change in fair value of warrants and embedded derivatives, vesting of warrants, loss on extinguishment of debt, litigation settlement and income tax provision or benefit.
The following table provides a reconciliation of Adjusted EBITDA to net loss:

	Year Ended December 31,
	2022	2021
	(in thousands)
Net loss	$(124,054)	$(101,211)
Adjusted to exclude the following:
Depreciation and amortization	48,783	29,098
Interest expense	10,468	17,395
Loss on extinguishment of debt	—	5,064
Stock-based compensation	28,661	13,546
Vesting of warrants	—	9,183
Change in fair value of warrants and embedded derivative	—	(3,424)
Transaction costs in connection with business combination	6,068	—
Litigation settlement	(727)	—
Benefit from (provision for) income taxes	(15,161)	—
Adjusted EBITDA	$(45,962)	$(30,349)

ANNEX B
Proposed Amendment to the Certificate of Incorporation to Declassify our Board of Directors over a Five-Year Period and Make Corresponding Updates to Director Removal Provisions
ARTICLE V BOARD OF DIRECTORS
Section 5.2 ~~Classification~~ Terms.
(a) Prior to the annual meeting of stockholders to be held in 2028, e~~E~~xcept as may be otherwise provided with respect to directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation) (the “Preferred Stock Directors”), the Board shall be divided into three classes, designated Class I, Class II and Class III. At the annual meetings of stockholders to be held in 2024 and 2025, the director nominees designated as Class III and Class I directors, respectively, shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. At the annual meeting of stockholders to be held in 2026, the director nominees designated as Class II directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders. At the annual meeting of stockholders to be held in 2027, the director nominees designated as Class II and Class III directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders. Members of each class of directors shall hold office until the election and qualification of their respective successors in office, or until his or her death, resignation, retirement, disqualification or removal from office. If the number of directors is changed prior to the annual meeting of stockholders to be held in 2028, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equally as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that coincides with the remaining term of that class.
(b) ~~Class I directors shall initially serve until the first annual meeting of stockholders following the initial effectiveness of this Second Amended and Restated Certificate; Class II directors shall initially serve until the second annual meeting of stockholders following the initial effectiveness of this this Second Amended and Restated Certificate; and Class III directors shall initially serve until the third annual meeting of stockholders following the initial effectiveness of this this Second Amended and Restated Certificate. Commencing with the first annual meeting of stockholders following the initial effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at such annual meeting shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III, with such assignment becoming effective as of the initial effectiveness of this Second Amended and Restated Certificate.~~ Beginning with the annual meeting of stockholders to be held in 2028, except as may be otherwise provided with respect to Preferred Stock Directors, each director nominee shall be elected for a term expiring at the next annual meeting of stockholders, and each director shall hold office until the election and qualification of his or her successor in office, or until his or her death, resignation, retirement, disqualification or removal from office.
(c) Subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors, ~~and~~ or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by the sole remaining director. Any director so chosen shall hold office: ~~until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.~~  (i) in the case of any vacancy so filled prior to the annual meeting of stockholders to be held in 2028, until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified, and (ii) in the case of any vacancy so filled at or after the annual meeting of stockholders to be held in 2028, for a term expiring at the next annual meeting of stockholders and until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

ANNEX C
Proposed Amendment to the Certificate of Incorporation to Remove Supermajority Voting Requirements to Amend our Certificate and Bylaws
ARTICLE VIII
AMENDMENT
Section 8.1 Amendment of Certificate of Incorporation. The Corporation reserves the right, at any time and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by the laws of the State of Delaware. All powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to this reservation; provided, however, that, except as otherwise provided in this Certificate of Incorporation (including any provision of a Preferred Stock Designation that provides for a greater or lesser vote) and in addition to any other vote required by law, prior to the annual meeting of stockholders to be held in 2026, the affirmative vote of at least 66⅔% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, Section 5.2 of Article V, Article VI, Article VIII, Article IX, Article X or Article XI.
Section 8.2 Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, but subject to the terms of any series of Preferred Stock then outstanding, the Board is expressly authorized to adopt, amend or repeal the Bylaws. Except as otherwise provided in this Certificate of Incorporation (including the terms of any Preferred Stock Designation that provides for a greater or lesser vote ~~require an additional vote~~) or the Bylaws, and in addition to any requirements of law, the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with any provision of the Bylaws; provided, however, that, except as otherwise provided in this Certificate of Incorporation (including the terms of any Preferred Stock Designation that provides for a greater or lesser vote) or the Bylaws, and in addition to any requirements of law, prior to the annual meeting of stockholders to be held in 2026, the affirmative vote of at least 66⅔% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with any provision of the Bylaws.

ANNEX D
Proposed Amendment to the Certificate of Incorporation to Limit the Liability of Certain Officers of the Company, in Accordance with Recent Amendments to Delaware Law
ARTICLE IX LIABILITY OF DIRECTORS AND OFFICERS
Section 9.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable.

stem

BROADRIDGE CORPORATE SOLUTIONS
C/O STEM, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

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Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/STEM2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V06602-P83582

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STEM, INC.

The Board of Directors recommends you vote FOR each of the director nominees and FOR Proposals 2 through 6:

1. To elect the three director nominees for terms expiring in 2026

Nominees:	For	Withhold
1a. Adam E. Daley	☐	☐
1b. Anil Tammineedi	☐	☐
1c. Lisa L. Troe	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V06603-P83582

STEM, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
JUNE 7, 2023

The shareholder(s) hereby appoint(s) Amy Lund and Kathy Medford, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this form, all of the shares of common stock of Stem, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/STEM2023, at 10:00 a.m., Pacific Time on Wednesday, June 7, 2023 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSALS 2, 3, 4, 5 AND 6. IN EITHER CASE, IF THIS FORM IS SIGNED AND RETURNED, THE PROXIES WILL BE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY BE PROPERLY PRESENTED AT THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE